                                                                     MEADOWS SJA

                                     FILING #0001705193 PG 04 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03370
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                                                                   Exhibit 10.13


                               AGREEMENT OF MERGER

                                  BY AND AMONG

                 SFX BROADCASTING, INC., NOC-ACQUISITION CORP.,
                 CADCO ACQUISITION CORP., QN-ACQUISITION CORP.,
                        NEDERLANDER OF CONNECTICUT, INC.,
                CONNECTICUT AMPHITHEATER DEVELOPMENT CORPORATION,

                QN CORP., CONNECTICUT PERFORMING ARTS, INC., AND
                      CONNECTICUT PERFORMING ARTS PARTNERS

                                     AND THE

                STOCKHOLDERS OF NEDERLANDER OF CONNECTICUT, INC.,
                CONNECTICUT AMPHITHEATER DEVELOPMENT CORPORATION
                                       AND
                                    QN CORP.

                       LISTED ON THE SIGNATURE PAGE HERETO


                                February 12,1997

                                     FILING #0001705193 PG 05 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03371
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
SECTION 1.     THE MERGERS .................................................   1
     1.1       The Mergers .................................................   1
     1.2       Effective Date of the Mergers ...............................   2
     1.3       Substitute Letter of Credit .................................   3
     1.4       Certificates of Incorporation ...............................   3
     1.5       By-Laws .....................................................   3
     1.6       Directors and Officers ......................................   3
     1.7       Conversion of Shares ........................................   4
     1.8       Payment for Shares of Stock .................................   5
     1.9       Taking of Necessary Action; Further Action ..................   5
     1.10      Closing of the Company's Transfer Books .....................   6
     1.11      Appointments ................................................   6

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANIES .............  12
     2.1       Corporate Organization ......................................  12
     2.2       Capitalization ..............................................  12
     2.3       Subsidiaries of the Company .................................  13
     2.4       Authorization ...............................................  14
     2.5       No Violation ................................................  14
     2.6       Permits; Compliance .........................................  15
     2.7       Reports and Financial Statements ............................  15
     2.8       Absence of Certain Changes or Events ........................  16
     2.9       Undisclosed Liabilities .....................................  17
     2.10      Title to Properties .........................................  17
     2.11      Real Property ...............................................  17
     2.12      Personal Property ...........................................  23
     2.13      Reserved ....................................................  23
     2.14      Insurance ...................................................  23
     2.15      Employee Benefits ...........................................  23
     2.16      Employees ...................................................  24
     2.17      Environment, Health and Safety ..............................  24
     2.18      Intellectual Property .......................................  26
     2.19      Contracts ...................................................  27
     2.20      Taxes .......................................................  28
     2.21      Litigation ..................................................  32
     2.22      Consents ....................................................  32
     2.23      Affiliate Transaction .......................................  32

                                     FILING #0001705193 PG 06 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03372
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

     2.24      Broker's and Finder's Fees ..................................  33
     2.25      Absence of Certain Business Practices .......................  33

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF SFX .......................  33
     3.1       Corporate Organization ......................................  33
     3.2       Authorization ...............................................  33
     3.3       No Violation ................................................  34
     3.4       Litigation ..................................................  34
     3.5       Consents ....................................................  34

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER ..........  35
     4.1       Authorization of Transaction ................................  35
     4.2       Noncontravention ............................................  35
     4.3       Brokers' Fees ...............................................  36
     4.4       Company Shares ..............................................  36
     4.5       Accredited Investor .........................................  36
     4.6       Investment Intention ........................................  37
     4.7       Receipt of Information ......................................  37

SECTION 5.     REPRESENTATIONS AND WARRANTIES REGARDING SFX SUBS ...........  37
     5.1       Organization ................................................  37
     5.2       Authority Relative to This Agreement ........................  37

SECTION 6.     COVENANTS AND AGREEMENTS ....................................  38
     6.1       Conduct of Business .........................................  38
     6.2       Access ......................................................  41
     6.3       Filings and Governmental Consents ...........................  41
     6.4       Stockholders' Approval ......................................  41
     6.5       Confidentiality .............................................  42
     6.6       Restrictions on Transfer ....................................  43
     6.7       Registration Statement for Registering of Stock .............  43
     6.8       Use of Financial Statements .................................  44
     6.9       "As Is, Where Is" Acquisition ...............................  44
     6.10      Stock Legend ................................................  45
     6.11      Further Actions .............................................  46
     6.12      Casualty and Condemnation ...................................  46
     6.13      Environmental and Structural Unwind Provision ...............  47

SECTION 7.     CONDITIONS ..................................................  51
     7.1       Conditions to Each Party's Obligation to
                 Effect the Merger .........................................  51
     7.2       Conditions to Obligation of the Companies to
                 Effect the Mergers ........................................  52
     7.3       Conditions to Obligations of SFX and SFX Subs to
                 Effect the Mergers ........................................  52

                                     FILING #0001705193 PG 07 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03373
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

SECTION 8.     TERMINATION PRIOR TO EFFECTIVE DATE .........................  54
     8.1       Termination Prior to Effective Date .........................  54
     8.2       Effect of Termination .......................................  54

SECTION 9.     DUE DILIGENCE REVIEW; PURCHASER'S TERMINATION OPTION ........  55

SECTION 10.    PUT AND CALL PROVISIONS AFTER MERGER ........................  57
     10.1      Put Option ..................................................  57
     10.2      Put Closing .................................................  57
     10.3      Call Option .................................................  58
     10.4      Call Closing ................................................  58
     10.5      Acceleration of Put .........................................  58

SECTION 11.    RIGHT OF FIRST REFUSAL ......................................  59

SECTION 12.    INDEMNIFICATION .............................................  59
     12.1      The Stockholders' Indemnitees ...............................  59
     12.2      SFX's Indemnitees ...........................................  60
     12.3      Procedures ..................................................  61

SECTION 13.    MISCELLANEOUS PROVISIONS ....................................  62
     13.1      Specific Performance ........................................  62
     13.2      Amendment and Modification ..................................  62
     13.3      Waiver ......................................................  63
     13.4      Survival of Representations and Warranties ..................  63
     13.5      Expenses ....................................................  64
     13.6      Materiality .................................................  64
     13.7      Notices .....................................................  64
     13.8      Assignment ..................................................  65
     13.9      Publicity ...................................................  66
     13.10     Books and Records; Tax Closing Package ......................  66
     13.11     Closing .....................................................  66
     13.12     Counterparts ................................................  66
     13.13     Headings ....................................................  66
     13.14     Entire Agreement ............................................  67
     13.15     Obligations of SFX Subs .....................................  67
     13.16     Governing Law ...............................................  67
     13.17     Jurisdiction ................................................  67
     13.18     Several Obligations .........................................  68

                                     FILING #0001705193 PG 08 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03374
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

                                     FILING #0001705193 PG 09 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03375
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

                               AGREEMENT OF MERGER

      AGREEMENT OF MERGER dated February 12, 1997, among SFX BROADCASTING, INC. ("SFX") a Delaware corporation, NOC-Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of SFX ("NOC-Acquisition"), CADCO-Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of SFX ("CADCO-Acquisition"), QN-Acquisition Corp.. a Connecticut corporation and a wholly-owned subsidiary of SFX ("QN-Acquisition", and together with NOC-Acquisition and CADCO-Acquisition, the "SFX Subs"), Nederlander of Connecticut, Inc., a Connecticut corporation ("NOC"), Connecticut Amphitheater Development Corporation, a Connecticut corporation ("CADCO"), QN Corp., a Connecticut corporation, ("QN Corp.") Connecticut Performing Arts, Inc. ("CPA"), a Connecticut corporation, Connecticut Performing Arts Partners ("CPAP"), a joint venture by and between NOC and CADCO ("QN", and together with NOC and CADCO, the "Companies") (collectively, the SFX Subs and the Companies are hereinafter referred to collectively as the "Constituent Corporations") and all of the Stockholders of the Companies listed on the signature page hereto (individually, a "Stockholder" and collectively, the "Stockholders").

      WHEREAS, the Boards of Directors of (i) SFX, (ii) each of the SFX Subs, and (iii) each of the Companies, deeming it advisable for their respective benefits and the benefits of their respective shareholders, have approved the merger of each of NOC-Acquisition, CADCO-Acquisition and QN-Acquisition with and into NOC, CADCO, and QN respectively (collectively the "Mergers"), upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, the parties hereto agree as follows:

      SECTION 1 THE MERGERS

      1.1 The Mergers. On the Effective Date (as defined in Section 1.2), NOC-Acquisition shall be merged with and into NOC, CADCO-Acquisition shall be merged with

                                     FILING #0001705193 PG 10 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03376
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

and into CADCO and QN-Acquisition shall be merged with and into QN, all in accordance with the applicable provisions of the law of the State of Connecticut. Upon the Mergers, the separate existences of each of NOC-Acquisition, CADCO-Acquisition and QN-Acquisition shall thereupon cease, and NOC, CADCO and QN, as the surviving corporations in each of the Mergers (each a "Surviving Corporation" and collectively, the "Surviving Corporations"), shall continue their corporate existences under the law of the State of Connecticut except that the name of NOC shall be changed so as to exclude the name "Nederlander" and any changes to the names of the entities shall otherwise comply with applicable law. In addition, upon the effectiveness of all of the Mergers, NOC, CADCO and QN each shall possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of (i) NOC-Acquisition and NOC, (ii) CADCO-Acquisition and CADCO, and (iii) QN-Acquisition and QN, respectively; and shall be subject to all the restrictions, disabilities and duties of(i) NOC-Acquisition and NOC, (ii) CADCO-Acquisition and CADCO, and
(iii) QN-Acquisition and QN, respectively; and all the rights, privileges, powers and franchises of (i) NOC-Acquisition and NOC, (ii) CADCO-Acquisition and CADCO, and (iii) QN-Acquisition and QN, respectively; and all property, real, personal and mixed, and all debts due to them on whatever account, for stock subscriptions as well as all other things in action or belonging to each of them shall be vested in NOC, CADCO and QN respectively; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporations as they were of the applicable Constituent Corporations, and the title to any real estate vested by deed or otherwise in the Constituent Corporations shall not revert or be in any way impaired by reason of the Mergers; but all rights of creditors and all liens upon any property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Corporations shall thenceforth attach to the applicable Surviving Corporations, and may be enforced against them to the same extent as if said debts, liabilities and duties had been incurred or contracted by said Surviving Corporations.

      1.2 Effective Date of the Mergers. Subject to the terms and conditions hereof, including, without limitation, the satisfaction or waiver of the conditions set forth in Section 7 hereof, the parties hereto will cause each of the Mergers to be consummated on or about February

                                     FILING #0001705193 PG 11 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03377
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

21,1997 by the filing with the Secretary of State of Connecticut, in accordance with the Stock Corporation Act of the State of Connecticut ("CN Stock Act"), of a Certificate of Merger (the "Certificate of Merger")in such form as required by and executed in accordance with the relevant provisions of applicable law. Each of the Mergers shall become effective on the date and time when the applicable Certificate of Merger is so filed (the "Effective Date").

      1.3 Substitute Letter of Credit and Bond. Upon the consummation of the Mergers, SFX shall cause the Surviving Corporations to replace: (i) that certain letter of credit (as amended) No. 42148, in the face amount of $785,000 drawn under Nations Bank which is currently being held by Fleet National Bank of Connecticut ("Fleet") as security for that certain General Obligation Indenture of Trust dated as of November 1, 1993, by and between Connecticut Development Authority and Fleet (as amended); and (ii) the bond (the "Bond") to the extent required to be posted pursuant to that certain preliminary report issued by the State of Connecticut State Traffic Commission (No. 063-9702-1) in an amount not to exceed $90,000, to the extent that the Bond is posted prior to the Effective Date. SFX acknowledges that the Stockholders shall not be required to post the Bond after the Effective Date.

      1.4 Certificates of Incorporation. The Certificates of Incorporation of each of NOC-Acquisition, CADCO-Acquisition, and QN-Acquisition, as in effect immediately prior to the Effective Date shall be the Certificates of Incorporation of the relevant Surviving Corporation, until thereafter amended as provided by law provided that Article First of the Certificate of Incorporation of NOC shall be amended in its entirety to provide that the name of NOC is "NOC Corp".

      1.5 By-Laws. The By-Laws of each of NOC-Acquisition, CADCO-Acquisition and QN-Acquisition as in effect immediately prior to the Effective Date shall be the By-Laws of the respective surviving corporations, until amended as therein provided.

      1.6 Directors and Officers. The directors of each of NOC, CADCO and QN in office immediately prior to the Effective Date will resign effective as of the Effective Date. The

                                     FILING #0001705193 PG 12 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03378
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

directors of the Surviving Corporations on the Effective Date shall be the directors of NOC-Acquisition, CADCO-Acquisition and QN-Acquisition in office immediately prior to the Effective Date, to serve in accordance with the By-Laws of the Surviving Corporations. The officers of each of the Surviving Corporations on the Effective Date shall be the officers of NOC-Acquisition, CADCO-Acquisition, and QN-Acquisition immediately prior to the Effective Date, to serve in accordance with the By-Laws of the relevant Surviving Corporation.

      1.7 Conversion of Shares. As of the Effective Date, by virtue of the Mergers and without any action on the part of the holders thereof:

            (a) Each share of stock of each of NOC, CADCO, and QN outstanding immediately prior to the Effective Date (the "Stock") shall be canceled and extinguished and converted into the right to receive, in the aggregate, (i) $1,000,000 in cash, without any interest, and (ii) shares of the Class A Common Stock of SFX (the "SFX Shares"), with a market value as of the close of business on the date prior to the Effective Date of $9 million, such market value to be determined by the average official closing price per share of said stock for the twenty (20) consecutive trading days ending on the fifth day prior to the Effective Date in the market on which it is publicly traded (the "Closing Value") which Closing Value shall be reduced by 10% (the "Adjusted Closing Value") for the purposes of computing the number of shares to be delivered on the Effective Date (the "Merger Consideration"); provided, however, if the market value of the SFX shares is less than $9 million based upon the closing price of such shares on the day immediately preceding the Effective Date, SFX shall deliver an additional amount of shares so that the aggregate value of the SFX shares so delivered is not less than $9 million, based on the closing price of such shares on the day immediately preceding the Effective Date. For example, assuming that the Closing Value as of the Effective Date is equal to $30 per share, then the number of SFX Shares to be delivered to the shareholders of NOC and CADCO would be 333,333 shares ($30 per share reduced by 10% = $27 per share and $9,000,000/$27 per share = 333,333 shares). The Merger Consideration shall be allocated and distributed among the shareholders of NOC, CADCO and QN in accordance with Section 1.8 below;

                                     FILING #0001705193 PG 13 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03379
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (b) Each share of Stock of NOC-Acquisition, CADCO-Acquisition and QN-Acquisition outstanding immediately prior to the Effective Date shall be converted without any action on the part of the holders thereof into one validly issued, fully paid and nonassessable share of Stock of NOC, CADCO, and QN, respectively;

            (c) Each share of Stock of NOC, CADCO, and QN held in the treasury of said Companies or the treasury of any subsidiary of said Companies, and each such share owned by SFX, NOC-Acquisition, CADCO Acquisition or QN Acquisition or any other subsidiary of SFX shall be canceled and cease to exist, and no payment or other consideration shall be made in respect thereof: and

            (d) All notes and other debt instruments of each of the Companies outstanding on the Effective Date shall continue to be outstanding subsequent to the Effective Date as notes and other debt instruments of the applicable Surviving Corporation subject to the terms and covenants thereof, and shall not be affected by the Merger; provided, however, that any liabilities of any nature whatsoever to any Stockholder shall, except to the extent disclosed herein or in the Schedules attached hereto, be extinguished.

      1.8 Payment for Shares of Stock. By no later than 9 a.m. on the Effective Date, SFX and the SFX Subs shall cause the Merger Consideration to be deposited with Robert E. Nederlander (the "Paying Agent") to be held pending the consummation of Mergers. Upon the consummation of Mergers, the Paying Agent shall distribute such Merger Consideration in accordance with a joint written direction from the Stockholders to be provided to the Paying Agent on the Effective Date.

      1.9 Taking of Necessary Action; Further Action. SFX, each of the SFX Subs, the Companies and the Stockholders, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Mergers as promptly as possible. If, at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this

                                     FILING #0001705193 PG 14 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03380
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Agreement and to vest the Surviving Corporations with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the applicable Constituent Corporations, the officers and directors of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall use reasonable efforts to take, all such action.

      1.10 Closing of the Company's Transfer Books. On the date hereof, the stock transfer books of the Companies and the Companies Subsidiaries (as defined below) shall be closed and no transfer of shares (other than shares into which the capital stock of NOC Acquisition, CADCO Acquisition and QN Acquisition may be converted pursuant to the Mergers), shall thereafter be made.

      1.11 Apportionments. SFX and the Stockholders shall apportion the following items of revenue and expense (which items of revenue and expense are more particularly set forth by example in the Combined Balance Sheet of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners, dated as of November 30, l996),as of midnight of the date immediately preceding the Effective Date in accordance with the following terms and conditions:

            A. (i) SFX shall, except as otherwise expressly set forth herein, receive a credit in an amount equal to the sum of (a) all accounts payable and accrued expenses of the Companies to the extent the same are attributable to periods preceding the Effective Date; (b) to the extent not satisfied prior to the Effective Date, any amounts of principal and accrued and unpaid interest outstanding under the Nations Bank Loan (as defined on the Balance Sheet (as defined below); and (c) $250,000.

                  (ii) Stockholders shall receive a credit in an amount equal to the sum of(w) $110,000 on deposit with the City of Hartford together with any interest accrued thereon, (x) an amount equal to any other deposits made on behalf of the Companies and as set forth on Schedule 1.11(A)(ii), together with any accrued interest thereon, (y) all cash on deposit in accounts of the Companies as of the date immediately preceding the Effective Date less an amount equal to any

                                     FILING #0001705193 PG 15 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03381
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

outstanding checks as of such date, and (z) all prepaid expenses and subscriptions, if any, to the extent the same are attributable to periods preceding the Effective Date;

                  (iii) the accounts receivable set forth below shall be apportioned in the following manner:

            (a) Anheuser Busch: To the extent not paid prior to the Effective Date, the Stockholders shall be entitled to an amount equal to any sponsorship fees due on account of shows or events occurring prior to the Effective Date; the Companies shall remit such amount to the Stockholders within five (5) days following receipt thereof.

            (b) To the extent not paid prior to the Effective Date, ATI The Car Phone Store ("ATI"): the Stockholders shall be entitled to receive the sum of $2,000 representing sponsorship fees due from ATI and attributable to periods preceding the Effective Date; the Companies shall remit such amount to the Stockholders within five (5) days following receipt thereof.

            (c) WMRQ, WHCN and WKSS: Stockholders shall receive a credit on the Effective Date in the following amounts to the extent not previously received by the Companies: (i) such portion of the $5,833.31 with respect to sponsorship fees due from WMRQ which are attributable to periods prior the Effective Date,
(ii) such portion of the $8,333.31 with respect to sponsorship fees due from WHCN which are attributable to periods prior to the Effective Date, and (iii) $18,750 with respect to sponsorship fees due from WKSS which are attributable to periods prior to the Effective Date.

            (d) WTIC: In the event that the $5,000 receivable on account of sponsorship fees due from WTIC for the period January 1,1997 through March 31, 1997 is received prior to the Effective Date, then SFX shall, on the Effective Date, receive a credit of the allocable amount thereof (prorated on a per diem basis) for the period from the Effective Date through March

                                     FILING #0001705193 PG 16 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03382
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

31, 1997 and the balance shall be retained by the Stockholders. In the event that such amount is received subsequent to the Effective Date, the Companies shall remit the allocable amount due to the Stockholders within five (5) days following receipt thereof.

            (e) Tweeter: In the event that the $6,250 receivable on account of sponsorship fees due from Tweeter for the period from February 15,1997 through May 15, 1997 is received prior to the Effective Date, SFX shall, on the Effective Date, receive a credit for the allocable amount (prorated on a per diem basis) for the period from the Effective Date through May 15, 1997 and the balance shall be retained by the Stockholders. In the event that such amount is received subsequent to the Effective Date, the Companies shall remit the allocable amount due to the Stockholders within five (5) days following receipt thereof.

            (f) St. Francis: In the event that the $40,000 receivable on account of sponsorship fees due from St. Francis for the period from October 1, 1996 through September 30, 1997 is received prior to the Effective Date, SFX shall, on, the Effective Date, receive a credit for the allocable amount (prorated on a per diem basis) for the period from the Effective Date through September 30, 1997 and the balance shall be retained by the Stockholders. In the event that such amount is received subsequent to the Effective Date, the Companies shall remit the allocable amount due to the Stockholders within five (5) days following receipt thereof.

            (g) EMI, Inc.: Stockholders shall be entitled to receive (i) the sum of $4,276.48 representing amounts due with respect to periods prior to the Effective Date to the extent not received prior to the Effective Date, and (ii) any additional amounts due with respect to events held subsequent to November 30, 1996 and prior to the Effective Date to the extent not received prior to the Effective Date. In the event that such amounts are received subsequent to the Effective Date, SFX shall remit the amount due to the Stockholders within five
(5) days following receipt thereof.

            (h) Protix: There shall be no adjustment with regard to Protix.

                                     FILING #0001705193 PG 17 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03383
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (i) Ogden: There shall be no adjustment with regard to Ogden.

                  (iv) deferred income (excluding the amounts to be apportioned in respect of items set forth in Section 1.11(A)(iii) above) shall be apportioned between SFX and the Stockholders based upon the Companies prior amortization schedule, which is attached hereto as Schedule 1.11(A)(iv) therefor based upon the period to which such deferred income relates such that SFX shall receive a credit for all such deferred income allocable to periods from and after the Effective Date and the Stockholders shall receive a credit for all such deferred income through the date immediately preceding the Effective Date;

                  (v) if the Effective Date is other than the first day of a calendar month, all fixed rent payable under leases (other than the Lease and Sublease Agreement between CPA and CPAP) shall be apportioned for the month in the which the Effective Date occurs provided that SFX shall receive a credit for any unpaid amounts for any other periods prior to the Effective Date;

                  (vi) if the Effective Date is other than the first day of a calendar month, interest payable under all loan agreements, mortgages and financing agreements with the Connecticut Development Authority (expressly excluding, however, interest payments payable to Protix and Ogden), shall be apportioned for the month in which the Effective Date occurs provided that SFX shall receive a credit for any unpaid amounts for any other periods prior to the Effective Date; and

      Anything contained herein to the contrary notwithstanding, no apportionment shall be made with respect to: (i) all related party loans or payables which shall be canceled or satisfied by the Stockholders as of the Effective Date, and (ii) any long term debt or other obligations of the Companies to Ogden, Protix, Shawmut Bank or the Connecticut Development Authority.

            B. To the extent that the following items are not subject to adjustment pursuant to the provisions of 1.11(A) hereof, SFX and the Stockholders shall also apportion the following items

                                     FILING #0001705193 PG 18 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03384
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

of revenue and expense as of midnight on the date immediately preceding the Effective Date:

                  (i) all wages and salaries of employees for current periods, including accruals up to the Effective Date, for bonuses, commissions, vacations and sick pay and related payroll taxes;

                  (ii) utility expenses, including without limitation, telephone, electricity and gas, on the basis of the most recently issued bills therefor, with a subsequent reapportionment of such utilities promptly after issuance of bills for the same for the period which includes in the Effective Date; and

                  (iii) payments in lieu of taxes and additional rents payable under leases (other than the Lease and Sublease Agreement between CPA and CPAP) and any prepaid charges or advance payments under service contracts.

            C. The apportionments contemplated by this Section, to the extent practicable, shall be made on the Effective Date. At least five (5) business days prior to the estimated Effective Date, the Stockholders shall furnish to SFX a proposed apportionment schedule with respect to the items set forth in Sections 1.1 1(A) and (B). Thereafter, the Stockholders and SFX shall negotiate in good faith in order to resolve any disputed amounts contained therein. In the event that the Stockholders and SFX are unable to resolve any such disputed items (the "Disputed Apportionments"), such dispute shall be resolved as provided in Section 1.11(D) below. On the Effective Date, to the extent that the aggregate apportionments which are not the subject of dispute shall result (x) in an amount due to the Stockholders, SFX shall increase the amount of the cash Merger Consideration in an amount equal to the amount due, or (y) in an amount due to SFX, SFX shall be entitled to reduce the amount of the cash Merger Consideration to the extent of such amount due SFX (but in no event to exceed $100,000 exclusive of amounts required to repay the Nations Bank Loan which shall be credited entirely in cash) and the balance of such amount due to SFX shall be satisfied by reducing

                                     FILING #0001705193 PG 19 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03385
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


the amount of SFX Shares to be delivered to the Stockholders by the dividing the balance of the amount due by the Closing Value.

            D. Within thirty (30) days following the Effective Date, the Stockholders shall deliver to SFX a schedule of all final apportionments which were not made on the Effective Date together with a schedule of all Disputed Apportionments including the Stockholder's position with respect thereto (the "Final Schedule"). Within ten (10) days following receipt of such Final Schedule, SFX shall either give the Stockholders written notice of acceptance of such Final Schedule or the give the Stockholders written notice of any remaining disputed amounts (a "Notice of Dispute"). If SFX fails to either accept such Final Schedule or deliver a Notice of Dispute within said ten day period, SFX shall be deemed to have accepted the Final Schedule. The Notice of Dispute shall state the amount that SFX believes it is entitled to receive or obligated to pay in respect of the final apportionments and any Disputed Apportionments (the "SFX Amount") and the Stockholders shall have a period of ten (10) days following receipt of the Notice of Dispute to either accept the SFX Amount or to reject the SFX Amount. If the Stockholders reject the SFX Amount and the amount in dispute is $10,000 or less in the aggregate, then the disputed amount shall be shared equally between SFX and the Stockholders. If the Stockholders reject the SFX Amount and the SFX Amount exceeds $10,000, and the Stockholders and SFX unable to resolve any remaining differences within ten (10) days following the rejection of the SFX Amount by the Stockholders, then the such dispute shall be submitted to an independent arbitrator (the "Apportionment Arbitrator") designated by the American Arbitration Association under the expedited procedures then in effect for the resolution of commercial disputes for resolution. The Arbitrator shall be a certified public accountant designated by the American Arbitration Association. SFX and the Stockholders shall share equally the costs and expenses of the Apportionment Arbitrator, but each party shall bear its own legal and other expenses, if any. Upon final resolution of the amount due in respect of the Final Schedule including any Disputed Apportionments, the amounts due to either SFX or the Stockholders, as the case may be, shall be paid in accordance with Section 1.11(C) hereof.

                                     FILING #0001705193 PG 20 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03386
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

      Each of the Companies (in each case, the "Company") hereby represents and warrants (with respect to itself and its own subsidiaries only) to SFX as follows:

      2.1 Corporate Organization

            (a) Schedule 2.1 of the Disclosure Schedule sets forth the name and jurisdiction of the Company and its direct and indirect Subsidiaries, (the "Subsidiaries"). Each of the Company and its Subsidiaries other than CPAP, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary except where the failure to so qualify would not have a material affect on the Company or its Subsidiaries (a "Material Adverse Affect").

            (b) The copies of the Certificate of Incorporation and By-Laws of the Company and of each of its subsidiaries heretofore delivered to SFX are complete and correct copies of such instruments as presently in effect.

      2.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company and the capital accounts of CPAP are as set forth on Schedule 2.2. All issued and outstanding shares of Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable and not subject to any unwaived, preemptive or appraisal rights. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of the Company or its Subsidiaries or any securities convertible into, or other rights to acquire, any of the capital stock of the Company or its

                                     FILING #0001705193 PG 21 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03387
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Subsidiaries; or (ii) obligates the Company or its Subsidiaries to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights. No person has any right to require the Company or its Subsidiaries to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"). Schedule 2.2 sets forth the name and address of each holder of Company Stock and the number of such securities held by such holder. Each holder of Company Stock is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

      2.3 Subsidiaries of the Company.

            (a) Schedule 2.3 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each Subsidiary. Except as set forth in Schedule 2.3 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization.

            (b) Except as set forth in Schedule 2.3 of the Disclosure Schedule, all of the issued and outstanding capital stock of each Subsidiary of the Company is owned, directly or indirectly, by the Company free and clear of any liens, claims, charges, options, rights of first refusal, pledges, security interests, mortgages, indentures, or other encumbrances or third party rights of any kind, written or oral (collectively, "Liens") and is validly issued, fully paid and nonassessable.

            (c) Except as set forth in Schedule 2.3 of the Disclosure Schedule, each Subsidiary of the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and (ii) has full power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted in the manner of and in the places in which such business is now being conducted.

                                     FILING #0001705193 PG 22 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03388
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      2.4 Authorization. The Company has full power and authority to enter into this Agreement and (subject to obtaining the consents set forth in Schedule 2.22 hereof and the approval of transactions contemplated hereby by the stockholders of the Company in accordance with applicable law) to carry out the transactions contemplated hereby. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement and has directed that the transactions contemplated hereby be submitted to its stockholders for approval within seven
(7) days of the date hereof; and (except for the approval of the transactions contemplated hereby by the stockholders of the Company) no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement is a legal, valid and binding obligation of SFX and its applicable subsidiary) constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

      2.5 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or the passage of time, or both): (a) violate any provision of the Certificate of Incorporation or By-Laws of the Company or of any Subsidiary or the partnership agreement of CPAP; (b) except as set forth in Schedule 2.5 of the Disclosure Schedule, violate, conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of, or result in the creation or imposition of any lien upon the properties or assets of the Company or any of its Subsidiaries pursuant to the provisions of, any agreement, lease, document, instrument, debt or obligation to which the Company or any of its Subsidiaries is bound; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body by which the Company or any of its Subsidiaries is bound or to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries has received notice that it is in material violation of any statute, law, judgment, decree, order, regulation or rule relating to, or affecting the operation, conduct or ownership of the properties or business of the Company or any of its Subsidiaries.

                                     FILING #0001705193 PG 23 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03398
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      2.6 Permits; Compliance. Except as set forth on Schedule 2.6 hereto, to the actual knowledge of each Company, (i) each Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and
(ii) there is no material action, proceeding or investigation pending or threatened regarding suspension or cancellation of any of the Company Permits.
Schedule 2.6 sets forth a list of all of the Company Permits. Neither the Company nor any of its Subsidiaries is in material violation, which violation would have a Material Adverse Effect, of (a) any law applicable to the Company or any of its Subsidiaries or which any of their respective properties is bound by or subject to or (b) any of the Company Permits and neither the Companies nor any of their Subsidiaries has received notice with respect to any such violation. The Company has provided SFX with copies of any written notifications which any of its Subsidiaries has received from any governmental entity with respect to material violations of applicable laws.

      2.7 Reports and Financial Statements. Schedule 2.7 of the Disclosure Schedule contains true and complete copies of the Company's (i) Unaudited Balance Sheet and Income Statement for the years ended December 31, 1994 and December 31, 1995, (ii) interim balance sheets and income statements for 1996 (other than for CPA and CPAP), (iii) certified audited combined financial statements for CPAP and CPA for each of the years ended December 31, 1994 and December 31, 1995 and (iv) internally prepared unaudited quarterly combined financial statements for CPA and CPAP for 1996 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and/or its Subsidiaries, as the case may be, as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein which would not have a Material Adverse Effect.

                                     FILING #0001705193 PG 24 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03390
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      2.8 Absence of Certain Changes or Events. Except as disclosed in Schedule
2.8 of the Disclosure Schedule, since November 1996, the Company and its Subsidiaries have conducted their respective businesses only in a manner consistent with usual and customary industry practice and there has not been:
(i) any material change in the business, operations or financial conditions of the Company or any of its Subsidiaries; (ii) any entry into any commitment or transaction material to the business and financial condition of the Company or its Subsidiaries (including, without limitation, any borrowing or capital expenditures other than the transactions contemplated by that certain loan commitment, dated December 20, 1996 from the Connecticut Development Authority to CPA (the "CDA Loan"); (iii) any material damage, destruction or loss (not covered by insurance) with respect to any assets of the Company or any of its Subsidiaries involving cost or loss (not covered by insurance) in excess of $50,000 the aggregate; (iv) any change by the Company or its Subsidiaries in their accounting methods, principles or practices; (v) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Stock or the shares of Stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any Subsidiary; (vi) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company or its Subsidiaries; (vii) any disposition of any material property of the Company or its Subsidiary; (viii) any waiver or compromise by the Company or any of its Subsidiaries of a valuable right or a material debt owed to it or (ix) any agreement or commitment by the Company or any of its Subsidiaries to do all of the foregoing.

      2.9 Undisclosed Liabilities. Except as set forth in Schedule 2.9 of the Disclosure Schedule, the Company and its Subsidiaries have no indebtedness, liabilities or obligations which would be required to be reflected on a balance sheet or the footnotes thereto in accordance with

                                     FILING #0001705193 PG 25 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03391
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

generally accepted accounting principles including those to any Stockholder or any affiliate of any Stockholder (as such term is defined in Rule 144 under the Securities Act) except indebtedness, liabilities and obligations: (a) reflected or reserved against on the balance sheet of the Company and its Subsidiaries for the period ended November 30,1996 (the "Balance Sheet"), including the notes thereto; or (b) incurred since the date of the Balance Sheet consistent with usual and customary industry practice.

      2.10 Title to Properties. Except as set forth in Schedule 2.10 of the Disclosure Schedule, the Company or one or more of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of their properties and assets (real, personal or mixed), including without limitation, all of their properties and assets, reflected on the Balance Sheet or acquired since the date of the Balance Sheet, except for properties and assets sold or disposed of since the date of the Balance Sheet consistent with usual and customary industry past practice. There are no outstanding rights or options relating to the Real Property leased by the Company and its Subsidiaries. To the actual knowledge of the Company, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property leased by the Company and its Subsidiaries. The properties and assets to be held by the Companies and their respective Subsidiaries are all such properties and assets used and necessary to conduct in all material respects the business and operations of the Companies as now conducted.

      2.11 Real Property.

            (i) Schedule 2.11(i) of the Disclosure Schedule contains a list and brief description of all real property owned or leased by the Company and its Subsidiaries and the improvements (including buildings and other structures) located on such real property (including a brief description of the use to which such property is being employed and, in the case of any such property which is leased, the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options) (the "Real Property"). Schedule 2.11(i) of the Disclosure Schedule also lists all title insurance policies with respect to the Real Property owned by the Company and its Subsidiaries and all guarantees of such leases, given by the Company and its

                                     FILING #0001705193 PG 26 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03392
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Subsidiaries or any other person or entity. Complete and correct copies of all such leases, title insurance policies and guarantees have been delivered by the Company to SFX as of the date hereof;

            (ii) Except as provided in Schedule 2.11(ii) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;

            (iii) The tenancies described on Schedule 2.11(iii) of the Disclosure Schedule constitute all of the written and oral agreements which grant rights of use or possession with respect to the Real Property; except as otherwise noted on Schedule 2.11(iii), (a) the leases described on Schedule 2.11(iii) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession, (b) no landlord has asserted any claim which would in any way affect the relevant tenant's right of use, possession or occupancy, (c) there sue no pending summary proceedings or other legal actions for eviction of any such tenant, (d) no notice of default or breach on the part of the tenant under any of the leases has been received by the Company or its Subsidiaries or their respective agents from the landlord thereunder, (e) all decorating, repairs, alterations and other work required to be performed by the tenant under each of the leases has been performed in all material respects, and
(f) except as set forth in Schedule 2.22 of the Disclosure Schedule, no consent is necessary from any of the landlords with regard to the Mergers. No landlord under any of the leases has any right or option to terminate the lease for any reason other than a default thereunder by the applicable tenant of the Real Property and no landlord has a "put" option with regard to any such Real Property. The copies of the leases delivered to SFX together with all other agreements disclosed herein or in the Disclosure Schedule attached hereto constitute the sole agreements binding upon the Company with respect to the Real Property. The rents set forth in Schedule 2.11(iii) of the Disclosure Schedule are the actual rents, income and charges presently being paid by the Company and its Subsidiaries under the leases. No security deposits have been paid by any tenants of the Real Property, except as set forth on Schedule 2.11(iii) hereto;

                                     FILING #0001705193 PG 27 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03393
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (iv) Those management agreements and operating agreements listed on
Schedule 2.11(iv) of the Disclosure Schedule, constitute all of the written and oral agreements for the provision of management and/or operating services to the Real Property and all such agreements unless otherwise disclosed on such schedule are terminable upon thirty (30) days notice by the party to whom services are being provided thereunder;

            (v) The Real Property constitutes separate tax lots which are not owned in common with any other party, and payments in lieu of taxes ("PILOT'S") have been assessed against each such lot as a separate tax lot without regard to property owned by any other party;

            (vi) The Real Property is serviced by a public sanitary sewer, not a septic system;

            (vii) To the actual knowledge of the Companies, the existing parking areas and the existing number of parking spaces located at the Real Property together with the parking agreements described on Schedule 2.11 are all of the parking spaces required by law and the site fully complies with all applicable laws, rules, regulations, codes and ordinances and approved site plans;

            (viii) Except as set forth on Schedule 2.11(viii) of the Disclosure Schedule, there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which either the Company or its Subsidiaries are a party or any extension thereof. With respect to any and all such brokerage commissions, the Company covenants and agrees to pay any such brokerage commissions or compensation at or prior to the Effective Date and shall hold SFX and the SFX Subs harmless and defend each of SFX and the SFX Subs in regard to any and all claims for brokerage commissions or other compensation relating to any leasing activity prior to the Effective Date, including without limitation, reasonable attorney's fees and expenses

                                     FILING #0001705193 PG 28 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03394
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

(notwithstanding anything to the contrary contained in this Agreement, such indemnity obligation shall survive the Effective Date);

            (ix) There is no condemnation proceeding pending with regard to all or part of the Real Property and, the Company has received no notice that any such proceeding is contemplated by any governmental authority;

            (x) Except as otherwise disclosed on Schedule 2.11(x) hereto, to the actual knowledge of the Companies, all certificates, permits and licenses from any governmental authority having jurisdiction over the Real Property which are necessary to permit the lawful use and operation of the buildings and improvements on or constituting the Real Property as they presently exist, have been obtained, and are now, and will continue to be at all times before the Effective Date, in full force and effect, and, the Companies have received no notice of any pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license; no buildings or improvements located on or constituting the Real Property depend on any dedication, variance, subdivision, special exception or other special governmental approval for their continuing legality under all current applicable governmental laws, regulations and ordinances;

            (xi) To the actual knowledge of the Companies, all utilities required for the operation of the Real Property either enter the Real Property through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public easements or private easements; all of said public utilities are installed and operating and all installation and connection charges have been or will be paid in full prior to the Effective Date;

            (xii) The Companies have received no notice of any violation of any covenant, restriction, condition or agreement contained in any instrument affecting the Real Property and the Companies have received no notices of default from any third party who shall be benefited by any such restriction, condition or agreements;

                                     FILING #0001705193 PG 29 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03395
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (xiii) Except as set forth on Schedule 2.11(xiii) of the Disclosure Schedule, there are no charges, complaints, actions, proceedings or investigations pending or (to the actual knowledge of the Companies) threatened against or involving the Company or any of its Subsidiaries or the Real Property;

            (xiv) The Companies and their respective Subsidiaries have not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

            (xv) There are no, and on the Effective Date there will be no, mechanics', materialmen's or similar liens against the Real Property or any portion thereof, except for work performed with the prior written consent of SFX;

            (xvi) To the actual knowledge of the Companies, no current zoning, building or similar law, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on or constituting the Real Property or by the continued maintenance, operation or use of the parking areas as long as said maintenance, operation or use does not materially change from the current maintenance, operation or use and the Company and its Subsidiaries. The Companies have no actual knowledge of any pending, threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may affect the maintenance, operation or use of the Real Property;

            (xvii) The Companies have received no notice of any violations of any federal, state or municipal laws, ordinances with regard to any portion of the Real Property;

            (xviii) No assessments or impact fees for public improvements have been made or charged or to the actual knowledge of the Companies and its Subsidiaries are proposed against the Real Property, including without limitation, those for street widenings, intersection

                                     FILING #0001705193 PG 30 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03396
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

restructurings, construction of traffic signals, sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs;

            (xix) Each of the Companies and their respective Subsidiaries is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. At the Closing, each of the Company and its Subsidiaries shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section 1.1445-2(b)(2);

            (xx) Each of the Company and its Subsidiaries has no actual knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof; which has, or may become a lien on the Real Property or any part thereof, nor of any pending special assessments affecting the Real Property, or any part thereof; and

            (xxi) All buildings and improvements located on the Real Property are structurally sound and all material systems used therein are in good working order.

            (xxii) To the actual knowledge of the Companies, there are no old highways, abandoned roads, lanes, cemetery or family burial grounds, springs, streams, rivers, ponds, or lakes bordering or running through the Real Property; the Companies have permitted no easements, rights of way, continuous driveway usage, drain, sewer, water, gas or oil pipeline or other rights of passage to others over the Real Property except as disclosed on the Schedules attached hereto and the Companies have no knowledge of such adverse rights; no encroachments upon the Real Property by others have been permitted by the Companies nor have the Companies encroached upon any property of adjoining land owners; and the Companies have conveyed no portion of the Real Property nor committed any act or permitted any act to be committed which has changed or could change the boundaries of the Real Property.

      2.12 Personal Property. All of the personal property located at the Real Property and available for inspection by SFX on January 16,1997 and available for inspection by SFX or its representatives on January 16, 1997, constitutes all of the material tangible personal property and

                                     FILING #0001705193 PG 31 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03397
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

assets owned or held by the Company and its Subsidiaries (the "Personal Property"). Except as disclosed in Schedule 2.12 the Disclosure Schedule, and except as may be subject to lease agreements or purchase money liens of the Company and the Subsidiaries, the Companies own and have, and will have on the Effective Date, good and marketable title to all such property (and to all other tangible and intangible personal property and assets to be acquired by SFX hereunder), and none of such property is, or at the Effective Date will be, subject to any encumbrance other than as set forth in the Disclosure Schedule or the Financial Statements. The Personal Property include all such properties used and necessary to conduct in all material respects the business and operations of the Company and its Subsidiaries as it is presently conducted.

      2.13 [RESERVED]

      2.14 Insurance. Schedule 2.14 of the Disclosure Schedule sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company or its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

            (a) the name, address, and telephone number of the agent;

            (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (c) the policy number and the period of coverage;

With respect to each such insurance policy, the Companies have not received notice of any default (including with respect to the payment of premiums or the giving of notices), under the policy, and no party to the policy has repudiated any provision thereof. To the actual knowledge of the Company and its Subsidiaries have been covered during the past three (3) years by insurance in

                                     FILING #0001705193 PG 32 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03398
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

      2.15 Employee Benefits. The Company and its Subsidiaries have all complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, the Company and its Subsidiaries have substantially complied with and are not knowingly in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and have withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and are not liable (other than for the current payroll period) for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. There are no claims or complaints pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or its Subsidiaries before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above except as set forth on Schedule 2.11(viii). The Company and its Subsidiaries have not consented to any decree involving any claim of unfair labor practice and have not been held in any judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Company or its Subsidiaries and any of its employees.

      2.16 Employees. Schedule 2.16 of the Disclosure Schedule sets forth a true and complete list of all employees of the Company and its Subsidiaries, their positions, locations, salaries or hourly wages and severance arrangements. Except as set forth on the Balance Sheet or on Schedule 2.16 of the Disclosure Schedule, there is no liability for unpaid salary or wages, bonuses,

                                     FILING #0001705193 PG 33 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03399
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

vacation time or other employee benefits, including, without limitation, Retirement Benefits, due or accrued, nor liability for withheld or deducted amounts from Employees earnings for the period ending on the Effective Date. Neither the Company or its Subsidiaries is a party to or not bound by any collective bargaining agreement, nor, except as otherwise set forth on Schedule
2.11 (xiii) has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither the Company or its Subsidiaries has committed any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries.

      2.17 Environment, Health and Safety. Except as otherwise disclosed in the reports and other documentation described in Schedule 2.17 hereof: (i) no Hazardous Substances (as hereinafter defined) have been released, treated, stored or disposed of; or otherwise deposited in, on, or under, or migrated to, the Real Property, including without limitation of the generality of the foregoing, the surface waters and subsurface waters of the Real Property which have not been remediated in accordance with all applicable Environmental Laws (as hereinafter defined); (ii) there are no substances or conditions (including, without limitation, asbestos or asbestos-containing materials or lead based paints) in or on the Real Property which may support a claim or cause of action under any existing federal, state or local environmental statute, regulation, ordinance or other environmental regulatory requirement, whether relating to air, water, land or otherwise (hereinafter collectively referred to as "Applicable Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended 42 U.S.C. Section 6901 et seq. and the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Section 6901 et seq., which terms shall also include, whether or not included in the definitions contained in Applicable Environmental Laws, petroleum, petroleum by-products, solvents, or polychlorinated biphenyls ("PCBs"); (iii) there are no underground tanks at the Real Property and no part of the Real Property constitutes "wetlands" under any federal, state or local statute, rule or regulation; (iv) there are no liens under Applicable Environmental Laws affecting the Real Property and no government actions have been taken or, are in process, which could subject any portion of the Real Property to such liens; (v) there have been delivered to SFX true copies of the

                                     FILING #0001705193 PG 34 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03400
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

results of any tests, investigations or reports made by on behalf of or in the possession or control of the Company or any of its Subsidiaries with respect to the environmental or other condition of the Real Property and the Company is not aware of any material inaccuracies in such tests, investigations or reports;
(vi) the Company and its Subsidiaries and the Real Property are in full compliance with all Applicable Environmental Laws and with all permits and the Company shall and shall cause its Subsidiaries to comply with all Applicable Environmental Laws up to the Effective Date; (vii) the Companies have received no notice of the occurrence of any event which, with the passage of time or the giving of notice or both, would constitute non-compliance with such Applicable Environmental Laws and the Company and its Subsidiaries has not received any notices of non-compliance with, or otherwise relating to, such Applicable Environmental Laws; and (viii) there are no actions, suits, claims, or proceedings relating to a violation or non-compliance with any Applicable Environmental Laws pending which may affect the Real Property, or with respect to the disposal, discharge or release of Hazardous Substances, hazardous wastes or contaminants at or from or onto the Real Property. As used herein, "Hazardous Substances" shall mean any hazardous materials, hazardous waste, hazardous and toxic substances, pollutants and contaminants, as those terms are defined by any Applicable Environmental Laws.

      2.18 Intellectual Property.

            (a) To the actual knowledge of the Companies, the Company or its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, ("Intellectual Property"), necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by the Company and its Subsidiaries is owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Effective Date. The Company and its

                                     FILING #0001705193 PG 35 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03401
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Subsidiaries have taken all reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

            (b) To the actual knowledge of the Companies, the Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or the Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the best of the Company's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or the Subsidiaries or its Subsidiaries.

      2.19 Contracts. Schedule 2.19 of the Disclosure Schedule, together with all other Schedules annexed hereto, lists the following contracts and other agreements to which either the Company or its Subsidiaries are a party as of the date hereof:

            (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $50,000 per annum or a term of more than one (1) year;

            (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which has a term more than 12 months left on its term, or involves unpaid consideration in excess of $50,000;

            (c) any partnership or joint venture agreement;

                                     FILING #0001705193 PG 36 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03402
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000, or under which it has imposed a security interest on any of its assets, tangible or intangible;

            (e) any agreement concerning confidentiality or noncompetition;

            (f) any agreement with any of the Stockholders or their affiliates (as such terms defined in Rule 144 under the Securities Act);

            (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (other than agreements which are terminable without causing a Material Adverse Effect);

            (i) any agreement under which the consequences of a default or termination would have a Material Adverse Effect; or

            (j) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.

The Company has delivered to SFX a correct and complete copy of each written agreement listed in Schedule 2.19 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 2.19. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on

                                     FILING #0001705193 PG 37 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03403
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

identical terms following the consummation of the transactions contemplated hereby (subject to obtaining the consents required by Section 2.22); (C) to the actual knowledge of the Company, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      2.20 Taxes.

            (a) To the actual knowledge of the Companies and except as otherwise disclosed in Schedule 2.20(a) and it the attached Disclosure Schedules: (i) The Company has filed and has furnished to SFX (or received an appropriate extension of time to file) all federal, state, local, and foreign Tax Returns required to be filed by them prior to the Effective Date; (ii) From October 12, 1993 through the Effective Date, the Company and the Subsidiaries filed consolidated U.S. federal income tax returns as members of an affiliated group, the common parent of which is the Company, other than CADCO, QN Corp. which has not filed any returns and which is not a member of a consolidated group and CPAP which has filed partnership returns; (iii) All such Tax Returns were true and correct in all material respects. The Company and each of the Subsidiaries has paid all Taxes shown to be due on such Tax Returns, and has made appropriate provisions in the Balance Sheet for any Taxes not yet due, or which are being contested in good faith; (iv) The Company and each of the Subsidiaries has withheld and paid over to the appropriate Governmental Authority all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (v) All tax deficiencies asserted or assessed against the Company and each of the Subsidiaries have been paid or finally settled; (vi) Neither the Company nor any of the Subsidiaries expects any federal, state, local or foreign taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed; (vii) No claims have ever been made by any tax authority in a jurisdiction where the Company and each of the Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (viii) Neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax

                                     FILING #0001705193 PG 38 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03404
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

assessment or deficiency; (ix) There is no pending or, to the knowledge of the Company, threatened action, audit, proceeding or investigation for the assessment or collection of any Taxes; (x) There are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority; (xi) Any adjustments of Taxes made by any federal taxing authority in any examination which is required to be reported to a state, local, or foreign taxing authority has been reported, and any additional Taxes due with respect thereto have been paid; (xii) No power of attorney has been granted by the Company or any of the Subsidiaries, and is currently in force, with respect to any matter relating to Taxes; (xiii) There are no liens (other than liens for Taxes that are not yet due or which are being contested in good faith) on any assets of the Company or any of the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens which would not, individually or in the aggregate, have a material adverse effect; and (xiv) CADCO is and has been a valid Subchapter S Corporation (as defined in the Code) since its incorporation.

            (b) To the actual knowledge of the Companies and except as otherwise disclosed in any of the attached Disclosure Schedules: (i) Neither the Company nor any of the Subsidiaries has made an election under Section 341(f)of the Code; (ii) Neither the Company nor any of the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code; (iii) Neither the Company nor any of the Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii); (iv) No excess loss account (within the meaning of Treas. Reg. Section 1.1502-19) exists with respect to any of the Subsidiaries; (v) Neither the Company nor any of the Subsidiaries has, or will have, as of the Effective Date, any deferred gain or loss arising from deferred intercompany transactions within the meaning of Treas. Reg. Section 1.1502-13;
(vi) Neither the Company nor any of the Subsidiaries was acquired in a "qualified stock purchase" under Section 338(d)(3) of the Code and no election under Section 338(g) of the Code, protective carryover basis election, or offset prohibition election is applicable to the Company or any of the Subsidiaries;
(vii) Neither the Company nor any of the Subsidiaries has participated in or cooperated with any international boycott within the meaning of

                                     FILING #0001705193 PG 39 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03405
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Section 999 of the Code; (viii) Neither the Company nor any of the Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is any taxing authority considering such change in accounting method; (ix) Neither the Company nor any of the Subsidiaries has disposed of any property which has been accounted for tax purposes under the installment method. Neither the Company nor any of the Subsidiaries is a party to any interest rate swap, currency swap or similar transaction; (x) [INTENTIONALLY OMITTED]; (xi) As of the Effective Date but prior to the Merger, the ability of the Company and each of the Subsidiaries to use their net operating losses and carryovers will not have been affected by Sections 382,383 or 384 of the Code or by the SRLY or CRCO limitations of Treas. Reg. Sections 1.1502-21 or 1.1502-22; (xii) Neither the Company nor any of the Subsidiaries owns any interest in an entity which is characterized as a partnership for U.S. federal income tax purposes; (xiii) Neither the Company nor any of the Subsidiaries would be liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Effective Date;
(xiv) As of the Effective Date, neither the Company nor any of the Subsidiaries will have sustained an "overall foreign loss" within the meaning of Section 904(f) of the Code; (xv) As of the Effective Time, neither the Company nor any of the Subsidiaries will have any "non-recapture net section 1231 losses" within the meaning of Section 1231(c) of the Code; and (xvi) No election under Section 1504(d) of the Code has been made with respect to the Company or any of the Subsidiaries.

            (c) Regarding the Merger: Neither the Company nor any of the Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. Except as set forth on Schedule 2.20(c) of the Disclosure Schedule, neither Company nor any of the Subsidiaries is under the jurisdiction of a court in Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. Neither the Company or any of the Subsidiaries holds stock of SFX and will not hold stock of SFX prior to the Merger.

            (d) For purposes of this Section 2.20, the following terms will have the following meanings:

                                     FILING #0001705193 PG 40 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03406
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

                  (i) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign, and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes and interest, penalties or additions thereto imposed by any tax authority payable by the Company or any of the Subsidiaries, or chargeable or relating to the assets, income or revenue of the Company or any of its Subsidiaries.

                  (ii) "Tax Return" shall mean returns, reports, information statements, or other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

      2.21 Litigation. Except as set forth in Schedule 2.21 of the Disclosure Schedule, there are no lawsuits, claims, actions, administrative, arbitration or other proceedings or governmental investigations or inquiries (a) pending or, to the actual knowledge of the Company threatened, against or involving the Company or any or its Subsidiaries or any property or rights of the Company or any of its Subsidiaries, nor is there any order, judgment, injunction or decree of any court, governmental agency or arbitrator outstanding against the Company or any of its Subsidiaries, or (b) pending or, to the actual knowledge of the Company threatened, against the Company or any of its Subsidiaries which challenge the validity or propriety of this Agreement or the transactions contemplated hereby, and the Companies have received no notice of any complaints with respect to the Company or its Subsidiaries which have been filed with any consumer protection agency.

      2.22 Consents. Except as set for in Schedule 2.22 of the Disclosure Schedule, and except for the approval of the transactions contemplated hereby by the stockholders of the Company, no consent or approval under any agreement entered into by the Company is required in connection with the execution, delivery or performance by the Company of this Agreement or in connection with

                                     FILING #0001705193 PG 41 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03407
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

the transactions contemplated hereby, which the failure to obtain or make, either individually or in the aggregate with all other such failures, could reasonably be expected to (a) have a Material Adverse Effect, or (b) prevent the Company from consummating the transactions contemplated hereby.

      2.23 Affiliate Transactions. Except as set forth on Schedule 2.23 hereof, none of the Stockholders, officers or directors, or any of their immediate family members, or to the actual knowledge of the Company or its Subsidiaries, none of its other employees, is currently a party (either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving the Company or its Subsidiaries or any assets used in the operation of the Company or its Subsidiaries including, without limitation, any arrangement (other than for services in the ordinary course of business as officers, directors or employees of the Companies) providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to, (d) the grant of any mortgage, security interest, pledge or other encumbrance from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such person.

      2.24 Broker's and Finder's Fees. The Company has not retained any broker or finder or other person in connection with transactions contemplated hereby.

      2.25 Absence of Certain Business Practices. To the best of the Company's knowledge, tickets sold in connection with the Companies and its Subsidiaries operations are sold in compliance with all local laws and solely through nationally recognized ticket outlets (including Protix) and not through ticket brokers.

      2.26, 2.27 and 2.28 added by 3/19 2d Amendment.

      SECTION 3 REPRESENTATIONS AND WARRANTIES OF SFX

                                     FILING #0001705193 PG 42 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03408
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      SFX hereby represent and warrants to each of NOC, CADCO, QN and the Stockholders as follows:

      3.1 Corporate Organization.

            (a) SFX is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the full power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted in the manner of and in the places in which such business is now being conducted.

            (b) The copies of the Certificate of Incorporation and By-Laws of SFX heretofore delivered to the Company are complete and correct copies of such instruments as presently in effect.

      3.2 Authorization. SFX has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of SFX has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SFX and (assuming this Agreement is a legal, valid and binding obligation of the Company) constitutes a legal, valid and binding obligation of SFX enforceable in accordance with its terms.

      3.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or By-Laws of SFX; (b) violate, or constitute a default under, any agreement to which SFX is a party, or by which SFX is bound, which violation or default could reasonably be expected to
(i) have a material adverse effect on the business, financial condition or results of operations of the SFX and its subsidiaries taken as a whole or (ii) prevent SFX from consummating the transactions contemplated hereby; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body which SFX is bound, which could reasonably be expected to (i) have a material adverse effect on the business,

                                     FILING #0001705193 PG 43 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03409
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

financial condition or results of operations of SFX and its subsidiaries taken as a whole or (ii) prevent SFX from consummating the transactions contemplated hereby.

      3.4 Litigation. There are no lawsuits, actions, administrative, arbitration or other proceedings, or governmental investigations pending against SFX or any of its subsidiaries challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

      3.5 Consents. Except for (a) applicable requirements of (i) the Securities Act, and the rules and regulations of the SEC thereunder, (ii) the Securities Exchange Act of 1934 as amended and the rules and regulations of the SEC thereunder (the "Exchange Act"), (iii) state securities laws ("Blue Sky Laws") and (iv) NASDAQ; and (b) the filing and recordation of appropriate merger or other documents as required by CN Stock Act; no consent, approval, authorization or order of (or registration or filing with) any court or governmental agency or body or other third party is required to be made or obtained by SFX in connection with the execution, delivery or performance by SFX of this Agreement or in connection with the transactions contemplated hereby, which the failure to obtain or make could reasonably be expected to prevent SFX from consummating the transactions contemplated hereby.

      SECTION 4 REPRESENTATIONS AND WARRANTIES OP EACH STOCKHOLDER

      Each Stockholder represents and warrants for itself and not with respect to any other Stockholder severally, but not jointly, to SFX as follows:

      4.1 Authorization of Transaction. Such Stockholder has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Stockholder, enforceable in accordance with its terms and conditions. Such Stockholder, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise act in his or her

                                     FILING #0001705193 PG 44 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03410
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

behalf or with respect to any of his or her property. If such Stockholder is not a natural person: such Stockholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of such Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and this Agreement has been duly delivered by such Stockholder. Such Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental entity in order to consummate the transactions contemplated by this Agreement.

      4.2 Noncontravention. Neither the execution and the delivery of this Agreement and the Consent, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Stockholder is subject or the certificate of incorporation and bylaws or other organizational documents of such Stockholder or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Stockholder is a party, by which it is bound or to which any of its assets is subject.

      4.3 Brokers' Fees. Except as set forth on Schedule 4.3 of the Disclosure Schedule, no Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The fees set forth in Schedule 4.3 of the Disclosure Schedule shall be borne by the Stockholders.

      4.4 Company Shares. Such Stockholder holds of record and owns beneficially the number of shares of Company Stock set forth next to its name on the signature page hereto, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state

                                     FILING #0001705193 PG 45 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03411
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

securities laws), security interests, options, warrants, purchase rights, contracts, commitments and equities. Such Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company or any of its Subsidiaries (other than this Agreement). Such Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company (other than this Agreement).

      4.5 Accredited Investor. Such Stockholder is (i) a natural person whose individual net worth, or whose joint net worth with that person's spouse, exceeds $l,000,000; (ii) a corporation or partnership not formed for the specific purpose of acquiring SFX Shares, with total assets in excess of $5,000,000; or (iii) an entity in which all of the equity owners are "accredited investors" as that term is defined in Regulation D of the Securities Act. Such Stockholder is a sophisticated investor by virtue of his education, training and/or numerous prior investments made on his or her behalf or through entities which he or she, alone or with others, controls. Such Stockholder is knowledgeable and experienced in financial and business matters, and is capable of evaluating the merits and risks of an investment and of making an informed business decision.

      4.6 Investment Intention. Such Stockholder is acquiring its SFX shares for investment and not with a view to dispose of its SFX Shares to be issued in the Merger in violation of the Security Act.

      4.7 Receipt of Information. Such Stockholder has received a copy of each of the following documents relating to SFX: (i) Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Quarterly Reports on Form l0-Q for the quarters ended, March 31, 1996, June 30, 1996 and September 30, 1996; (iii) Current Report on Form 8-K dated January 21, 1997 and January 28, 1997; (iv) Proxy Statement relating to the 1996 Annual Meeting of Shareholders; and (v) the 1995 Annual Report to Shareholders.

                                     FILING #0001705193 PG 46 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03412
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      SECTION 5 REPRESENTATIONS AND WARRANTIES REGARDING SFX SUBS

      SFX and each of the SFX Subs jointly and severally represent and warrant to the Stockholders as follows (each SFX Sub represents and warrants only with respect to itself).

      5.1 Organization. Each of the SFX Subs is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and is an indirect subsidiary of SFX.

      5.2 Authority Relative to This Agreement. Each of the SFX Subs has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of the SFX Subs' Board of Directors and approved by its sole stockholder, and no other corporate proceedings on the part of the SFX Subs are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of each Sub.

      SECTION 6 COVENANTS AND AGREEMENTS

      6.1 Conduct of Business. Each of the Companies agrees that from the date hereof until the Effective Date without the prior written consent of SFX and the SFX Subs:

            (a) the Companies shall operate their businesses and cause the businesses of their Subsidiaries to be operated only in the ordinary course consistent with past practice;

            (b) the Companies shall use their commercially reasonable efforts to preserve, in all material respects and consistent with past custom and practice, its business and properties, including its present operations, physical facilities, permits, approvals, licenses, working

                                     FILING #0001705193 PG 47 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03413
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

conditions and relationships with persons having significant business relations with it, including without limitation, suppliers and customers;

            (c) the Companies shall not (i) amend their Certificates of Incorporation or By-Laws or the charter documents or by-laws of any of its Subsidiaries or CPAP's joint-venture agreement, (ii) change the number of authorized shares of its capital stock, as set forth on Schedule 2.2 hereof, and
(iii) split or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock;

            (d) except otherwise expressly as set forth in this Agreement or the Disclosure Schedules attached hereto, neither the Companies nor any of their Subsidiaries shall (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, the capital stock of the Company or any of its Subsidiaries, (ii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any shares of capital stock or other securities, (iii) acquire any assets or properties, or enter into any other transaction, other than consistent with usual and customary industry practices, (iv) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties which are material to the Company and its Subsidiaries, other than consistent with usual and customary industry practices, (v) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than consistent with usual and customary industry practices, (vi) enter into any Contract other than those which would be consistent with usual and customary industry practice, (vii) enter into any performance production agreements, management agreements, ticketing agreements or other agreements relating to the operation of the Real Property as a performance venue (viii) enter into any "booking agreements" without the prior approval of SFX, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed granted if not denied within 36 hours of delivery to SFX of notice of such booking, (ix) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement, (x) establish any new Employee Benefit Plan, or modify or terminate any existing Employee Benefit Plan, (xi) except to the extent contemplated by the CDA

                                     FILING #0001705193 PG 48 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03414
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Loan, make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $50,000, (xii) take or agree to take any action that would or is reasonably likely to result in any of Company's representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger not being satisfied, or (xiii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (e) except as set forth in the Disclosure Schedules, neither the Companies nor any of their Subsidiaries will (i) incur or assume any indebtedness for money borrowed (including any indebtedness under the CDA Loan with respect to capital improvements but excluding any other amounts under the CDA Loan up to $1 million) or (ii) guarantee any indebtedness;

            (f) the Companies and their Subsidiaries shall (i) exercise commercially reasonable efforts to keep in full force and effect insurance now carried, (ii) exercise commercially reasonable efforts to perform in all material respects all obligations under their Contracts relating to or affecting their properties, assets and business, (iii) maintain their books of account and records consistent with good business practices and (iv) exercise commercially reasonable efforts to comply in all respects with all laws applicable to them and to the conduct of their business;

            (g) the Companies shall not (i) increase the compensation payable to, or to become payable to, any employee, director or executive officer; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable law; or (iv) hire any salaried employees or pay any bonuses;

            (h) the Companies shall not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in, all or a portion of the assets of, or by any other manner, any corporation, partnership, association or other business, organization or division (other than a wholly owned subsidiary) thereof, or otherwise acquire or agree to acquire any assets

                                     FILING #0001705193 PG 49 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03415
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

of any other person (other than the purchase of assets from suppliers or vendors in consistent with past practice) which are material, individually or in the aggregate, to either of the Companies and their Subsidiaries; and

            (i) from and after the date hereof until the Effective Date, the Companies shall not initiate or solicit any Competing Transaction or enter into discussions or negotiate with any person or entity in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction and (other than with respect to any proposals or negotiations with respect to any Competing Transactions which commenced prior to the date hereof) the Companies shall promptly notify SFX of all relevant terms of any such inquiries and proposals received by any of the Companies and if such inquiry or proposal is in writing, the Companies shall deliver or cause to be delivered to SFX a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Companies, any of their Subsidiaries or any affiliate of the Companies: (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of any of the Companies and their Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any offer (whether cash or securities) for 25% or more of the outstanding shares of capital stock of any of the Companies; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing.

      6.2 Access. From the date hereof until the Effective Date, the Companies shall (a) afford to SFX and to their respective representatives, during regular business hours and upon reasonable notice, such access to the plants, offices, warehouses, properties, books and records of the Companies and their Subsidiaries as any of them may reasonably request in connection with the transactions contemplated hereby; and (b) cause its officers and accountants promptly to furnish to SFX and to its representative, such financial and operating data and other information as any of them may from time to time reasonably request in connection with the transactions contemplated hereby. Notwithstanding the foregoing, any investigation made by SFX or its officers, attorneys, accountants,

                                     FILING #0001705193 PG 50 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03416
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

or other representatives shall not in any manner affect the representations and warranties of the Companies and the Stockholders contained herein. In addition, the Companies and the Stockholders shall have the right to update and amend any of the Schedules attached hereto at any time prior to the Closing; provided, however, if the Schedules are updated by the Companies in a manner which would have a Material Adverse Effect, SFX and the SFX Subs shall have twenty (20) days from delivery of the last of the updated Schedules to complete its due diligence review of the Companies and the Stockholders as set forth in section 9.4.

      6.3 Filings and Governmental Consents. After the execution and delivery hereof, the Companies, the Subsidiaries, SFX and the SFX Subs: each shall use its best efforts to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any governmental agency or body required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby.

      6.4 RESERVED

      6.5 Confidentiality.

            (a) Except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, each of SFX and the SFX Subs agrees that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from the Companies (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of each of the Companies, except that SFX and such other persons may provide such confidential information in response to legal process or applicable laws or governmental regulations.

                                     FILING #0001705193 PG 51 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03417
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (b) The Companies each agree that it shall, and shall use its best efforts to cause its officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from SFX and the SFX Subs (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use its best efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of SFX and each of the SFX Subs.

            (c) In the event this Agreement is terminated, the Companies, on the one hand, and SFX and the SFX Subs, on the other, each agree if so requested by the other party, to return promptly or to destroy every document furnished to either of them by the other party or any division, associate or affiliate of such other party and any copies thereof which may have been made, and which is in its possession or under its control, in connection with the transactions contemplated hereby, and to cause its representatives, and any representative of financial institutions, partnerships and others to whom such documents were furnished, promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise public available.

      6.6 Restrictions on Transfer. Each of the Stockholders agrees that such Stockholder on a Several Basis (as defined below) will not, during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, except for transfers to immediate family members of such Stockholder or transfers to trusts for the benefit of immediate family members of the Stockholders as well as Stockholder's estates, or dispose of, directly or indirectly, any SFX Shares; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the SFX Shares owned by the Stockholder, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of SFX Shares, in cash or otherwise.

                                     FILING #0001705193 PG 52 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03418
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      6.7 Registration Statement for Registering of Stock. At the request of any of the holders of any of the SFX Shares, SFX hereby undertakes to file a Registration Statement under the Securities Act with the U.S. Securities and Exchange Commission (the "SEC") at any time following the second anniversary of the Effective Date, to register the resale of the SFX Shares pursuant to brokerage transactions as defined in Rule 144 of the Securities Act and shall use its best efforts to effect registration under the Securities Act of such Shares, provided that, SFX shall be required to effect no more than one such registration pursuant to this Section 6.7. Any such registration statement shall provide each of the holders with the opportunity to have its shares included therein and shall remain in effect for not less than 12 months. SFX shall notify the Stockholders of the disposition of said SFX Registration Statement and, to the extent that the Registration Statement shall become effective, shall, at such time, issue replacement certificates for the Shares eliminating the portion of the legend which provides: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. FURTHERMORE,"

      6.8 Use of Financial Statements. Prior to the Effective Date, the Companies and the Subsidiaries agree that they will (i) consent to the use of their audited financial statements in any registration statement or other document filed by SFX (or any of its Subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and (ii) execute and deliver, and cause its partners and officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as SFX's independent accountants may reasonably request.

      6.9 "As Is, Where Is" Acquisition. Notwithstanding anything in this Agreement to the contrary, it is expressly understood by and among the parties, that there are no representations,

                                     FILING #0001705193 PG 53 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03419
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

warranties or covenants, express or implied, made with respect to the condition of any of the assets which become property of the Surviving Corporations by virtue of the Mergers, except as expressly set forth herein. Furthermore, there are no representations, warranties or covenants, express or implied, being made with respect to any obligations, liabilities or potential liabilities associated with any of the assets except as expressly set forth herein. Finally, there are no representations, warranties or covenants made, express or implied, with respect to any information, projections, budgets or other financial information provided to SFX and the SFX Subs except as expressly set forth herein.

      6.10 Stock Legend.

      In addition to any legend imposed by applicable state securities laws, the certificate of incorporation of SFX or the rules, regulations and polices of the Federal Communications Commission, all stock issued by SFX pursuant to this Agreement, shall bear a restrictive legend stating substantially as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. FURTHERMORE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN "CALL," "PUT", RIGHTS OF FIRST REFUSAL AND OFFSET PROVISIONS SET FORTH IN THAT CERTAIN AGREEMENT OF MERGER BY AND AMONG SFX BROADCASTING, INC., ("SFX") NOC-ACQUISITION CORP., CADCO

                                     FILING #0001705193 PG 54 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03420
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      ACQUISITION CORP., QN-ACQUISITION CORP., NEDERLANDER OF CONNECTICUT, INC. AND CONNECTICUT AMPHITHEATER DEVELOPMENT CORPORATION AND QN CORP. AND CERTAIN OF THE STOCKHOLDERS THEREOF DATED FEBRUARY ___, 1997 (THE "AGREEMENT"). AS A RESULT OF THE OFFSET PROVISIONS IN THE AGREEMENT, SHARES NOT VOLUNTARILY SURRENDERED TO SFX MAY BE CANCELED ON THE TRANSFER BOOKS OF SFX WITHOUT NOTICE TO THE HOLDER HEREOF. TRANSFEREE'S OF THESE SHARES TAKE THESE SHARES SUBJECT TO SUCH CANCELLATION RIGHT.

      6.11 Further Actions. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts: (i) to obtain all necessary waivers, consents and approvals, to give all notices and to effect all necessary registrations and filings, and (ii) to defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby.

      6.12 Casualty and Condemnation

            (a) If, prior to the Effective Date all or a substantial portion of the Real Property shall be (i) condemned or taken by eminent domain, or (ii) destroyed or damaged, at the option of SFX (subject, however, to the rights of the Stockholders set forth in the next succeeding sentence), this Agreement shall be null and void and of no further effect, and all monies paid hereunder shall be returned promptly to SFX, with interest thereon. As used in this
Section 6.12, "a substantial portion of the Real Property" shall mean (A) in the event of a condemnation or taking, a condemnation or taking of five (5%) percent or more of the improvements at the Real Property, or such portion of the parking or the means of ingress and egress which would cause a default by the

                                     FILING #0001705193 PG 55 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03421
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

landlord under any of the leases or provide any tenant thereunder with the right to terminate any such lease or any other condemnation or taking of the Real Property that would inhibit the use, enjoyment or operation of the Real Property as it currently exists, or (B) in the event of a casualty, the cost of repair and/or replacement resulting from such casualty exceeds $250,000 (unless the Stockholders shall elect to bear any costs or repair of such casualty in excess of $250,000). In the event of such a cancellation by SF, the Companies shall be entitled to collect all proceeds from the condemnation or eminent domain and all insurance proceeds payable by reason of such destruction or damage. If SFX does not elect to exercise its right to terminate this Agreement, there shall be no diminution of the Merger Consideration, but SFX shall be entitled to receive all condemnation proceeds and all insurance proceeds covering such loss or damage (plus payment from the Stockholders to SFX in the amount of the deductible under the applicable insurance policy) and the Company and its Subsidiaries shall assign irrevocably all such rights to SFX at the Effective Date. The election of SFX hereunder must be exercised within thirty (30) days after notice to SFX of the occurrence of the taking or loss or damage, and if such taking or loss or damage occurs less than thirty (30) days prior to the Effective Date, the Effective Date, shall be extended for such additional period of time as may be necessary to afford SFX a full thirty (30) days to make its election. The Companies covenant and agree to notify SFX in writing immediately upon the Companies' or any of their Subsidiaries having knowledge of any taking or the occurrence of any damage or casualty.

            (b) If, prior to the Effective Date, less than a substantial portion of the Real Property shall be (a) condemned or taken by eminent domain or (ii) destroyed or damaged, the Companies shall, cure, promptly restore, or cause to be restored, the Real Property to substantially and materially the same condition as existed immediately prior to such taking or casualty, and the Effective Date shall be extended to the extent reasonably necessary to allow the Companies to substantially complete, or cause the completion of, such restoration. To the extent that such condemnation, taking, destruction or damage could reasonably be expected to be cured for an amount less than $250,000, then the Companies and their respective Subsidiaries shall assign to SFX and the SFX Subsidiaries all insurance and/or condemnation proceeds and the Effective Date should not change.

                                     FILING #0001705193 PG 56 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03422
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      6.13 Environmental, Structural, Title and Zoning Unwind Provisions

            6.13.1 (i) SFX and the SFX Subs shall have the right, for a period of ninety (90) days from the date hereof, to assert a claim against the Stockholders on a Several Basis (as hereinafter defined), for a breach of the representations and warranties set forth in Sections 2.11(xxi) (the "Structural Warranty") and 2.17 (the "Environmental Warranty"; the Structural Warranty and the Environmental Warranty are collectively referred to as the "Unwind Warranties"). Anything contained in this Agreement to the contrary notwithstanding, SFX and the SFX Subs agree that the provisions of this Section
6.13.1 shall be the sole and exclusive remedy of SFX and the SFX Subs with respect to any breach or misrepresentation relating to the Unwind Warranties and/or the Additional Unwind Warranties (as defined below) or otherwise relating to the structural or physical condition of the Real Property, compliance with any Applicable Environmental Laws or otherwise relating to presence of hazardous substances, the environmental condition of the Real Property or any other environmental matters (whether based upon a breach of the Unwind Warranties or any other representations or warranties contained in this Agreement which relate to such matters). In addition, SFX and the SFX Subs shall have the right, for a period of forty-five (45) days from the date of delivery to SFX or the SFX Subs, or the completion by SFX of an "As Built Survey" of the Real Property, to assert a claim against the Stockholders, on a Several Basis, for a breach of the representations and warranties set forth in Sections 2.11 (x); (xi); (xvi) or
(xxii) (the "Additional Unwind Warranties") regardless of the actual knowledge of the Companies. During the period from the Effective Date through and including the last date on which the Unwind Procedure (as hereinafter defined) may be consummated (the "Outside Date"), SFX and the SFX Subs shall, for benefit of the Stockholders, comply with each of the covenants and conditions of Sections 6.1,6.2 and 6.3 hereof, other than those contained in Section 6.l(c)(viii), which were binding on the Companies and Stockholders for the benefit of SFX and the SFX Subs between the date of this Agreement and the Effective Date. In addition, SFX shall not cause the preferred stock of CPA to be canceled unless the Outside Date shall have occurred without the Unwind Procedure having been exercised.

                                     FILING #0001705193 PG 57 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03423
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (ii) In the event that SFX or the SFX Subs shall elect to assert a claim with respect to a breach of the Unwind Warranties or Additional Unwind Warranties, SFX and/or the SFX Subs shall, within ninety (90) days from the date hereof in the case of the Unwind Warranties or within thirty (30) days following receipt of the "As Built Survey" in the ease of the Additional Unwind Warranties, to submit a written notice to the Stockholders (a "Demand Notice") which shall contain a detailed description of the basis for such claim and the estimated cost of curing such breach or the projected loss to the Companies or the Subsidiaries from the inability to rebuild or use the Real Property as currently used or constructed (the "Claim Amount").

            (iii) The Stockholders shall have a period of thirty (30) days following receipt of a Demand Notice to elect by written notice to SFX and/or the SFX Subs to either (a) accept the Demand Notice and the Claim Amount set forth therein, (b) contest the Demand Notice, or (c) in the event that the Claim Amount sought in such Demand Notice shall exceed $1,250,000 (inclusive of any Claim Amount previously submitted in connection with the Additional Unwind Warranties), elect to unwind the transactions contemplated by this Agreement in accordance with Section 6.13(vii) hereof (the "Unwind Procedure").

            (iv) In the event that the Stockholders shall elect to accept the Demand Notice, the Stockholders shall, within ten (10) days following such acceptance, deliver to SFX or the SFX Subs, as the case may be, on a Several Basis, the number of SFX Shares equal the Claim Amount which number of shares shall be determined on the basis of the Adjusted Closing Value.

            (v) In the event that the Stockholders shall elect to contest the Demand Notice, then the Stockholders shall and SFX or the SFX Subs, as the case may be, shall attempt to mutually agree upon the Claim Amount. If the parties are unable, within (10) days following the giving of notice of such contest, to mutually agree upon the Claim Amount, then each of the parties shall submit their determination of the appropriate Claim Amount (the Claim Amount submitted by SFX or the SFX Subs is referred to as the "SFX Determination" and the Claim Amount Submitted by the Stockholders is referred to as the "Stockholder Determination") and the parties shall jointly appoint

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                                     FILING #0001705193 PG 58 OF 193 VOL B-00116
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                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


an independent structural engineer and/or environmental engineer (the "Arbitrator") whose fee shall be borne equally by SFX and the Stockholders. In the event that SFX and the Stockholders are unable to jointly agree upon the Arbitrator within five (5) days after they are requested to do so, then the parties agree to allow the American Arbitration Association to designate the Arbitrator in accordance with the rules, regulations and/or procedures then outstanding of the American Arbitration Association. The Arbitrator shall conduct such hearings and investigations as the Arbitrator shall deem appropriate and shall, within thirty (30) days after the designation of the Arbitrator, choose either the SFX Determination or the Stockholder Determination (the "Final Claim Amount"), and such choice by the Arbitrator shall be conclusive and binding upon the parties. The Arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

            (vi) Within ten (10) days following the determination of the Final Claim Amount, the Stockholders shall elect either to (x) accept the Final Claim Amount, or (y) if the Final Claim Amount shall exceed $1,250,000, to effectuate the Unwind Procedure. If the Stockholders elect to accept the Final Claim Amount, then the Stockholders shall, within ten (10) days following such acceptance, deliver to SFX or the SFX Subs, as the case may be, on a Several Basis, the number of SFX Shares equal to the Final Claim Amount which number of shares shall be based upon the Adjusted Closing Value. If the Stockholders shall elect the Unwind Procedure, then the transactions contemplated hereunder shall be subject to the unwind provisions set forth in Section 6.13(vii) hereof.

            (vii) In the event that the Stockholders shall elect the Unwind Procedure, then SFX or the SFX Subs, as the case may be, shall have the right, within thirty (30) days following notice of such election, to elect either to
(x) accept the Unwind Procedure, or (y) reject the Unwind Procedure. In the event that SFX or the SFX Subs, as the case may be, shall elect to reject the Unwind Procedure, then the transactions contemplated by this Agreement shall remain in full force and effect, the Final Claim Amount shall be deemed to be the $1,250,000 and the Stockholders shall,


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                                     FILING #0001705193 PG 59 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03425
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


after payment to SFX of $1,250,000, have no further liability or obligations to SFX or the SFX Subs with respect to the Unwind Warranties or the Additional Unwind Warranties.

            In the event that SFX or the SFX Subs, as the case may be, shall accept the Unwind Procedure, then, within thirty (30) days following such acceptance (the "Unwind Date"), the Stockholders, SFX and the SFX Subs shall cause the following transactions to occur: (i) the Stockholders shall form and designate newly formed corporations for the purpose of effectuating a merger with CPA, NOC and CADCO and the Subsidiaries by filing Certificates of Merger in the manner contemplated by Section 1.2 hereof, (ii) the Stockholders shall cause substitute letters of credit to be delivered and replace the $110,000 on deposit with the City of Hartford and the $785,000 on deposit with Fleet all as contemplated by Section 1.3 hereof, (iii) the directors and officers of the Companies and the Subsidiaries shall resign effective as of the Unwind Date,
(iv) the Stockholders shall return the Merger Consideration to SFX on the Unwind Date, (v) all books, records and accounts of the Companies and the Subsidiaries shall be delivered by SFX to the Stockholders on the Unwind Date, (vi) SFX and the Stockholders shall make an adjustment of the assets and liabilities of the Companies effective as of the Unwind Date in accordance with the procedures set forth in Section 1.12 hereof, (vii) the parties shall take such other actions and make such other deliveries in order to effectuate an unwind of the transactions contemplated hereby; and (viii) the Stockholders shall replace the Bond contemplated by Section 1.3 hereof, to the extent that it has been posted.

            SECTION 7 CONDITIONS

            7.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                  (a) No preliminary or permanent injunction or other order by any Federal or state court or by any governmental or regulatory body in the United States which prevents the


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                                     FILING #0001705193 PG 60 OF 193 VOL B-00116
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                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


consummation of the Mergers or the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction lifted and to seek to avoid any such injunction).

                  (b) No statute, rule or regulation shall have been enacted by the government (or any governmental body or agency) of the United States or any state thereof that prevents the consummation of the Mergers or the transactions contemplated hereby.

                  (c) No action or proceeding before any court or any governmental or regulatory authority and no investigation by any governmental or regulatory authority shall have been commenced (and be pending), against the Companies, SFX, the SFX Subs or any of their respective affiliates, associates, officers or directors seeking to prevent or materially delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith; provided, however, that in the case of an action or proceeding brought by a person other than a governmental or regulatory authority, the condition set forth in this paragraph (d) shall be deemed to have been satisfied with respect to such action or proceeding of SFX, the SFX Subs and the Companies shall have been provided with an opinion of counsel satisfactory to them to the effect that it is reasonably probable that the relief sought in such action or proceeding will not be granted.

            7.2 Conditions to Obligation of the Companies to Effect the Mergers. The obligation of each Company to effect the relevant Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions (unless waived):

                  (a) The representations and warranties of SFX and the SFX
Subs contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date with the same force and effect as though made on and as of such times, except as affected by the transactions contemplated hereby and except that any such representation and warranty made as or a specified date shall have been true on and as of such date.

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                                     FILING #0001705193 PG 61 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03427
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                  (b) SFX and the SFX Subs shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed or complied with by it hereunder on or before the Effective Date.

                  (c) SFX shall have delivered to the Companies a written opinion of its counsel, dated as of the Effective Date, substantially in the form attached hereto as Exhibit A.

                  (d) Except with respect to any obligations or liabilities arising under this Agreement, the Stockholders, the Companies and their Subsidiaries shall each execute and deliver mutual general releases of all liabilities and obligations.

                  (e) The CDA Loan shall have closed.

            7.3 Conditions to Obligations of SFX and SFX Subs to Effect the Mergers. The obligations of SFX and SFX Subs to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions (unless waived):

                  (a) The representations and warranties of the Companies and the Stockholders contained in this Agreement shall be true and correct in all material respects when made and on and as of the Effective Date with the same force and effect as though made on and as of such time, except as affected by the transactions contemplated hereby and except that any such representation or warranty made as of a specified date shall have been true in all material respects on and as of such date.

                  (b) The Companies shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed or complied with by it hereunder on or before the Effective Date.

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                                     FILING #0001705193 PG 62 OF 193 VOL B-00116
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                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                  (c) The consents referred to in Section 2.22 shall have been obtained without any adverse effect on SFX or the SFX Subs or the continued operations of the Companies and their Subsidiaries consistent with prior past practice.

                  (d) The Companies shall have furnished such certificates of its officers to evidence its compliance with Sections 2 and 6 as may be reasonably requested by SFX or the SFX Subs.

                  (e) On the Effective Date, Robert Nederlander and James Koplik shall execute a non-competition agreement in the form attached hereto as Exhibit B.

                  (f) The Companies shall have delivered to SFX and the SFX Subs written opinions of their counsel, dated as of the Effective Date, substantially in the form attached hereto as Exhibit C.

            SECTION 8 TERMINATION PRIOR TO EFFECTIVE DATE

            8.1 Termination Prior to Effective Date. Agreement may be terminated and abandoned at any time prior to the Effective Date:

                  (a) by SFX prior to February 14, 1997;

                  (b) by the mutual consent of the respective Boards of Directors of the Companies and SFX

                  (c) by the Companies or SFX, by action of its Board of Directors, in the event the transactions contemplated by this Agreement are not consummated on or before June 1, 1997;

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                                     FILING #0001705193 PG 63 OF 193 VOL B-00116
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                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                  (d) as provided in any section of this Agreement which specifically provides for termination; or

                  (e) by either SFX or the Companies, if any court or competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

            8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof:

                  (a) neither the Companies nor SFX shall make or issue, or cause to be made or issued, any announcement or written statement concerning termination of this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required where such announcement or written statement is required by applicable law; and

                  (b) this Agreement shall become wholly void and of no force or effect, without any liability or further obligation on the part of the Companies or SFX or the SFX Subs.

            SECTION 9 DUE DILIGENCE REVIEW; PURCHASER'S
                      TERMINATION OPTION

            9.1 Notwithstanding anything to the contrary herein contained, the Company hereby acknowledges that SFX has had the opportunity prior to the execution of this Agreement to examine all of the relevant legal and business information and documents relating to the structural and environmental aspects Real Property and to conduct an inspection of the Real Property. SFX


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                                     FILING #0001705193 PG 64 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03430
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


hereby acknowledges that the Companies have heretofore provided such information relating to the foregoing as has been requested by SFX. Notwithstanding the foregoing, the Companies shall, at the Companies' sole expense, within five (5) days from the date hereof, if requested by SFX, provide to SFX copies of such other records, agreements, plans and specifications, title reports and all other material information and documents in the possession or control of the Companies or their Subsidiaries.

            9.2 At all times prior to the Effective Date, SFX, its agents and contractors shall have the right upon reasonable prior notice to enter upon the Real Property for the purpose of conducting inspections and investigations of any kind and nature. Notwithstanding the foregoing, SFX shall not conduct intrusive physical inspections of the Real Property without the prior written consent of the Companies which consent shall not be unreasonably withheld or delayed, with the understanding that time is at the essence with respect to this Section. Any such entry shall not, however, in any manner whatsoever restrict or materially interfere with the operations of the Real Property or impose any liability upon the Companies. The Companies reserve the right to impose reasonable conditions upon SFX's access to the Real Property if such access will restrict or materially interfere with the operations of the Real Property or impose liability upon Real Property. SFX hereby agrees to indemnify, defend and hold the Companies harmless from and against any and all loss, cost, damage and expense (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Companies in connection with SFX's access to the Real Property or the activities of Purchaser, its agents, representatives, employees or contractors thereon and to restore any damage resulting from its inspections thereof.

            9.3 If, at any time on or before February 14, 1997 or any extensions thereof pursuant to section 6.2 above, (the "Due Diligence Period"), SFX shall determine in its sole discretion to rescind this Agreement as a result of SFX's determination that any aspect of the financing, use, operation, maintenance or occupancy of all or any portion of the Real Property (including, without limitation, matters relating to title to the Real Property, engineering conditions at the Real Property, the presence or potential presence or release or Hazardous Substances,


                                      -56-
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                                     FILING #0001705193 PG 65 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03431
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


applicable zoning and/or building codes, rules, regulations, laws and/or ordinances, real estate taxes, assessments or impact fees, the existence of violations of applicable laws, rules, regulations, codes and/or ordinances or conditions which constitute such a violation, and the contract of any leases affecting this Real Property or any portion thereof) is not satisfactory to SFX. SFX shall have the right to terminate this Agreement by providing written notice (the "Due Diligence Termination Notice") of such termination to the Companies. Upon receipt of such notice by the Companies, SFX's termination shall become effective. In the event that SFX exercises its right to terminate this Agreement pursuant to the terms of this Section 9.4, except as otherwise provided herein to the contrary, the terms and conditions of this Agreement shall immediately be deemed null and void and shall have no further force or effect. Time shall be of the essence in regard to SFX timely providing the Companies with the Due Diligence Termination Notice, and if SFX shall fail to timely give the Due Diligence Termination Notice, the contingency otherwise provided for in this
Section 9.4 shall be conclusively deemed waived; provided, if and to the extent SFX shall not be provided access to any portion of the Real Property or documentation to be delivered by the Companies in accordance with this Agreement, the Due Diligence Period shall toll.

            SECTION 10 PUT AND CALL PROVISIONS AFTER MERGER

            10.1 Put Option. Each of the holders of SFX shares as of a given date (individually, a "Seller") may, at its option, by written notice given to SFX any time after the second anniversary of the Effective Date and before the seventh anniversary of the Effective Date (the "Put Period"), elect to transfer to SFX any or all of the SFX Shares held by it, free and clear of any and all encumbrances for an amount equal to the product of the Closing Value reduced by 10% multiplied by the number of SFX Shares being transferred pursuant to this provision.

            10.2 Put Closing. The closing of any purchase under section 10.1 shall be held at a place and date specified by the Seller(s) by written notice given to SFX not more than 10 days after the Seller(s) shall have exercised the option pursuant hereto; the date of the closing shall not be more than 30 days after the Seller(s) shall have exercised the option pursuant to Section 10.1. At the


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                                     FILING #0001705193 PG 66 OF 193 VOL B-00116
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                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


closing, (i) the Seller(s) of the SFX Shares which are the subject of the "put" shall deliver to SFX a certificate or certificates for all the Shares being transferred, duly endorsed in blank [ILLEGIBLE] required stock transfer stamps attached, if any, and (ii) SFX shall pay such Seller(s) [ILLEGIBLE] price for the SFX Shares. The purchase price shall be payable by wire transfer of [ILLEGIBLE] available funds to an account specified by the holder(s) by written notice given to SFX [ILLEGIBLE] business days before the closing. Each holder of SFX Shares shall have the option hereun[ILLEGIBLE] regard to whether any other holder of SFX Shares has exercised the put option hereund[ILLEGIBLE].

            10.3 Call Option. SFX (or its assignee) may, at its option, by written notice given to all of the holders of the SFX Shares as of a given date, and at any time after the Effective Date and before the seventh anniversary of the Effective Date (the "Call Period"), elect to purchase from all said holders all of the SFX Shares held by them, free and clear of any and all encumbrances for an amount equal to the product of the Closing Value increased by 10% multiplied by the number of SFX Shares being transferred pursuant to this provision. The holders of the SFX Shares shall be prohibited from conveying their SFX Shares after delivery of a notice by SFX pursuant to this Section.

            10.4 Call Closing. The closing or any purchase under section 10.3 shall be held at a place and date specified by SFX in a written notice given to each of the holders not more than 10 days after SFX shall have exercised the option pursuant hereto; the date of the closing shall not be more than 30 days after SFX shall have exercised the option pursuant to Section 10.3. At the closing, (i) the holders of the SFX Shares which are the subject of the "call" shall deliver to SFX a certificate or certificates for all the Shares being transferred, duly endorsed in blank and with all required stock transfer stamps attached, and (ii) SFX shall pay such holders the purchase price for the SFX Shares in accordance with the amount set forth herein. The purchase price shall be payable by wire transfer of immediately available funds to accounts specified by each of the holders by written notice given to SFX at least two business days before the closing.


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                                     FILING #0001705193 PG 67 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03433
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            10.5 Acceleration of Put. In the event of a material breach of this agreement by SFX or an SFX Sub at any time after the Effective Date, each of the holders shall immediately have the rights set forth in Sections 10.1 and 10.2 hereof notwithstanding the fact that such rights would otherwise not accrue until after the second anniversary of the Effective Date. For purposes of this agreement, SFX shall be deemed to have materially breached this agreement, if, among other things there shall be a "Change of Control" of SFX, or SFX shall have failed to comply with the provisions of Section 6.7 hereof. A "Change of Control" shall have be deemed to have occurred with respect to a change in ownership of the outstanding voting stock of SFX held by Robert F.X. Sillerman or his affiliates which such change in ownership shall be deemed a change of control pursuant to the rules and regulations of the Federal Communications Commission.

            SECTION 11 RIGHT OF FIRST REFUSAL.

            11.1 If any Stockholder (a "Selling Stockholder") elects to sell (the "Third Party Sale") all or a portion of such Stockholder's SFX Shares (the "Sale Shares") at any time up to the seventh anniversary of the Effective Date and such Third Party Sale is not then prohibited by Section 6.6 hereof or any applicable laws, including without limitation any securities laws, then prior to the date of the proposed Third Party Sale, the Selling Stockholder shall (i) deliver written notice (an "Offering Notice") of his intent to consummate the sale, which notice shall set forth the number of SFX Shares to be sold and the price per Share at which such Shares are to be sold (the "Sale Price") and shall irrevocably offer to sell to SFX such shares at the Sale Price. The date of delivery of such Offering Notice shall hereby be defined as (the "Determination Date"). SFX may, within forty-eight (48) hours after the Determination Date, elect, by written notice to the Selling Stockholder (a "Purchase Notice"), to purchase all of the Sale Shares for the Sale Price. Within three (3) days after the receipt of the Purchase Notice, the Selling Stockholder shall sell to SFX and SFX shall purchase from the Selling Stockholder all of the Sale Shares for the Sale Price. If SFX shall fail to deliver a Purchase Notice within said forty-eight hour period, then the selling Stockholder may sell the Sale Shares; provided, however, if neither the Third Party Sale nor the sale to SFX is consummated within thirty (30) days of the Determination Date for "market" Third Party Sale


                                      -59-
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                                     FILING #0001705193 PG 68 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03434
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


transactions or sixty (60) days of the Determination Date for "private" Third Party Sale transactions, then neither sale shall be consummated. Any subsequent sales of SFX shares (other than the Sale Shares) by the Selling Stockholder, shall continue to be subject to the provisions of this Section 11.1.

            SECTION 12 INDEMNIFICATION.

            12.1 The Stockholders' Indemnitees. The Stockholders shall, on a Several Basis, but not jointly, indemnify, defend by counsel reasonably acceptable to SFX, and hold harmless SFX, its officers, directors, affiliates, employees, agents, successors and permitted assigns (the "SFX Indemnitees") from and against all demands, claims, actions, and causes of action ("Claims") and assessments, losses, costs, damages, liabilities, interest, penalties, court costs, and reasonable accounting, consulting, engineering and attorneys' fees ("Losses") asserted against, imposed upon or incurred by any of the SFX Indemnitees, directly or indirectly caused by a material breach by the Companies, the Subsidiaries or the Stockholders of any of their representations, warranties and/or covenants contained herein; provided that the Stockholders shall only be required to indemnify SFX where the aggregate Losses is in an amount in excess of $100,000 (the "Threshold Amount"), in which event the Stockholders shall be liable for all such claims including the Threshold Amount. Notwithstanding anything contained in this Agreement to the contrary, no Stockholder shall be liable for any claim made under this Agreement for any default, breach or misrepresentation, including provisions of this Section 12.1 and Section 6.13, for any amounts in excess of thirty-three and one-third (33 1/3%) (the "Maximum Amount") of the Adjusted Closing Value; provided, however, in no event shall the Maximum Amount be reduced by greater than 10% for any amounts required to be paid by the Stockholders pursuant to Section 6.13 hereof. No claim for indemnification pursuant to this Section 12.1 may be made subsequent to the date one (1) year after the Effective Date unless such claim is based upon a fraudulent misrepresentation made herein. Solely for the purposes of this Section 12.1, in calculating the amount of losses arising from any misrepresentation, breach of warranty, or covenant made by the Companies, their Subsidiaries or the Stockholders in this Agreement, the applicable provisions of this Agreement shall be read and interpreted as if the


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                                     FILING #0001705193 PG 69 OF 193 VOL B-00116
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                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


qualification stated therein with respect to Materiality or Material Adverse Effect was not contained therein.

            12.2 SFX's Indemnitees. SFX shall indemnify, defend by counsel reasonable acceptable to the Companies, and hold harmless the Companies, their shareholders employees, agents, successors and permitted assigns and the Stockholders (the "Companies Indemnitees") from and against all Claims and Losses asserted against, imposed upon or incurred by any of the Companies Indemnitees, directly or indirectly, resulting from or arising out of (i) the ownership or operation of the Companies or their Subsidiaries by SFX from and after the Effective Date, (ii) the failure of SFX to pay, perform or discharge any of SFX's obligations, including any obligations expressly assumed by SFX pursuant to this Agreement, or (iii) the breach by SFX of any of its representations and warranties contained herein.

            12.3 Procedures.

                  12.3.1 Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action, proceeding or litigation (collectively, "Litigation") which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such claim or Litigation and shall permit the Indemnifying Party to assume the defense of any such Litigation. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

                  12.3.2 If the Indemnifying Party assumes the defense of any such claim or Litigation with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from

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                                     FILING #0001705193 PG 70 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03436
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

                  12.3.3 If the Indemnifying Party shall not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

                   12.3.4 Regardless of whether the Indemnifying Party shall have assumed the defense of any such claim or Litigation, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such claim or Litigation without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

                                     FILING #0001705193 PG 71 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03437
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            SECTION 13 MISCELLANEOUS PROVISIONS

            13.1 Specific Performance. The Companies recognize that, in the event they refuse to perform the provisions of this Agreement, monetary damages alone will not be adequate. SFX shall, therefore, be entitled in such event, in addition to bringing suit at law or equity for money or other damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, the Companies and the Stockholders shall waive the defense that there is an adequate remedy at law or equity and agree that SFX shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

            13.2 Amendment and Modification. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or duly authorized committees thereof, at any time before or after approval hereof by the stockholders of the Company, but, after any such approval, no amendment shall be made which reduces the amount to be received by holders of shares of Stock of the Companies or changes the medium of payment therefor or which in any way materially adversely affects the rights of such stockholders without the further approval of the stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            13.3 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

                                     FILING #0001705193 PG 72 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03438
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            13.4 Survival of Representations and Warranties. The respective representations and warranties of the Companies and SFX and the SFX Subs contained herein or in any certificates or other documents delivered prior to or at the Effective Date shall expire at, and be terminated and extinguished on the first anniversary of the Effective Date except for (i) the representations and warranties contained in Section 2.1l(vi) and 2.12 (other than the representation and warranty that the Personal Property includes all such properties used and necessary to conduct in all material respects the business and operations of the Companies and their Subsidiaries as presently conducted) which shall not survive the Effective Date and the representations and warranties contained in Sections 2.11 (x), (xi), (xvi), (xxi) and 2.17 and or
(xxii) which shall survive the Effective Date only to the extent provided in
Section 6.13, and thereafter neither the Companies nor SFX or the SFX Subs, nor any officer, director or principal thereof, shall be under any liability whatsoever with respect to any such representation or warranty. This Section
13.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Date. To the extent that a claim is made alleging a breach of a representation and/or warranty by the Companies and/or its Subsidiaries after the Effective Date but prior to the first anniversary of the Effective Date which relates to an alleged failure of the Companies and/or its Subsidiaries to disclose a material obligation, then, the liability of the Companies and/or Subsidiaries on account of such failure shall be limited (subject to the limitations as to the Maximum Amount) to a recoupment of the shares of SFX distributed hereunder on a Several Basis to the extent of the Adjusted Closing Value, provided, however, that there shall only be such a recovery where the aggregate of all claims for all such omissions is in an amount in excess of the Threshold Amount in which event the Companies and the Subsidiaries shall then be liable for all such claims including the Threshold Amount.

            13.5 Expenses. Each party agrees that all fees and expenses (including all fees of counsel) incurred by it in connection with this Agreement shall be borne by it, except that any and all applicable real estate transfer tax or entity transfer tax relating to the Mergers shall be paid by the Companies at or prior to the Effective Date.

                                     FILING #0001705193 PG 73 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03439
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            13.6 Materiality/Disclosure Schedule. Inclusion of information on the Disclosure Schedule or any other writing delivered pursuant to this agreement does not constitute an admission or acknowledgment of the materiality of such information. Information disclosed in any particular Disclosure Schedule annexed hereto shall, for the purposes of all representations and warranties made herein, be deemed included in all other Disclosure Schedules attached hereto.

            13.7 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or five days after mailed by prepaid registered or certified first class mail (return receipt requested), addressed as follows:

                  (a)   If to the Companies, to:

                        Robert Nederlander
                        810 Seventh Avenue
                        New York, NY 10019

                        with copies to:

                        Proskauer Rose Goetz & Mendelssohn LLP
                        1585 Park Avenue
                        New York, New York 10036
                        Attn: Kenneth S. Hilton, Esq.

                                       and

                        James P. Sandler
                        Sandler & Daniells, PC
                        1 Hardford Square West
                        Hardford, CT 06106

or to such other person or address as the Company shall furnish to SFX in writing.

                                     FILING #0001705193 PG 74 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03440
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                  (b)   If to SFX or an SFX Sub, to:

                        SFX Broadcasting, Inc.
                        150 East 58th Street, 19th Floor
                        New York, New York 10155
                        Attention: Legal Department
                        Facsimile: (212) 753-3188

                        with a copy to:

                        Baker & McKenzie
                        805 Third Avenue
                        New York, New York 10022
                        Attention: Howard Berkower
                        Facsimile: (212) 759-9133

or to such other person or address as SFX shall furnish to the Company in writing.

            13.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any other person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party except that SFX and the SFX Subs may assign all or any part of their rights hereunder to any subsidiary of SFX.

            13.9 Publicity. So long as this Agreement is in effect, neither the Company nor SFX shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement other than a press release in the form of Exhibit D attached hereto, without consulting with, and the consent of, the other party; provided, however, that such consent shall not be required where such release or announcement is required by applicable law.

            13.10 Books and Records; Tax Closing Package. Unless otherwise consented to in writing by the Company, SFX shall not permit the Companies or the Subsidiaries to destroy or

                                     FILING #0001705193 PG 75 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03441
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


otherwise dispose of any of the existing books and records of the Companies, all of which shall have been turned over to SFX as of the closing, which books and records are less than six (6) years old at the time of such proposed destruction, and SFX shall grant the Companies and its Subsidiaries, and their representatives, reasonable access thereto during normal business hours, provided that they will pay the costs incurred by SFX to furnish any materials requested by them.

            13.11 Closing. The closing of the transactions contemplated by this agreement shall take place at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York, or such other place as the parties may agree, as promptly as practicable after the satisfaction or waiver or the conditions set forth in Section 7.

            13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            13.13 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

            13.14 Entire Agreement. This Agreement, including the Disclosure Schedule and the other documents, exhibits and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent or representative of any party hereto.

                                     FILING #0001705193 PG 76 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03442
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            13.15 Obligations of SFX Subs. Whenever this Agreement requires an SFX Sub to take any action, such requirement shall be deemed to include an undertaking on the part of SFX to cause the SFX Sub to take such action.

            13.16 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law doctrines.

            13.17 Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS
SECTION 13.18 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

            13.18. Several Obligations. Anything contained in this Agreement to the contrary notwithstanding, the obligations and liability of the Stockholders hereunder with respect to any misrepresentation, indemnification or breach of any of the obligations of the Companies or the

                                     FILING #0001705193 PG 77 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03443
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


Subsidiaries hereunder shall be on a several and not on a joint basis. In furtherance of the foregoing, SFX and the SFX Subs hereby agree that all such liability shall be allocated (such allocation being sometimes referred to herein as on a "Several Basis") as follows: (x) 60% to the Stockholders of NOC, and (y) 40% to the Stockholders of CADCO.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


SFX BROADCASTING, INC.                    NEDERLANDER OF CONNECTICUT, INC.



By: /s/ Robert F.X. Sillerman             By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Robert F.X. Sillerman              Name:  Robert E. Nederlander
    Title: Executive Chairman                 Title: President


NOC-ACQUISITION CORP.                     CONNECTICUT AMPHITHEATER
                                              DEVELOPMENT CORPORATION

By: /s/ Robert F.X. Sillerman             By: /s/ James H. Koplik
    --------------------------------          ----------------------------------
    Name:  Robert F.X. Sillerman              Name:  James H. Koplik
    Title: Executive Chairman                 Title: President


CADCO ACQUISITION CORP.
                                          QN CORP.

By: /s/ Robert F.X. Sillerman             By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Robert F.X. Sillerman              Name:  Robert E. Nederlander
    Title: Executive Chairman                 Title: President


QN-ACQUISITION CORP.
                                          CONNECTICUT PERFORMING ARTS, INC.


By: /s/ Robert F.X. Sillerman             By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Robert F.X. Sillerman              Name:  Robert E. Nederlander
    Title: Executive Chairman                 Title: President

                                     FILING #0001705193 PG 79 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03445
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


CONNECTICUT PERFORMING
  ARTS PARTNERS
By: Nederlander of Connecticut, Inc.      CONNECTICUT PERFORMING ARTS
                                            PARTNERS
                                          BY: Connecticut Amphitheater
By: /s/ Robert E. Nederlander                 Development Corporation
    --------------------------------
    Name: Robert E. Nederlander           By: James H. Koplik
    Title: President                          ----------------------------------
                                              Name:  James H. Koplik
                                              Title: President

STOCKHOLDERS OF NOC:


By /s/ Robert E. Nederlander
   --------------------------------
   Robert E. Nederlander


By /s/ Robert E. Nederlander
   --------------------------------
   Robert E. Nederlander, Jr.



By /s/ Eric A. Nederlander
   --------------------------------
   Eric A. Nederlander


By /s/ Louis F. Raizin
   --------------------------------
   Louis F. Raizin


STOCKHOLDERS OF CADCO:


By /s/ James K. Koplik
   --------------------------------
   James K. Koplik


By /s/ Shelly Finkel
   --------------------------------
   Shelly Finkel


STOCKHOLDERS OF QN CORP:


By: RER Corp.



By: /s/ Robert E. Nederlander
   --------------------------------
   Name:  Robert E. Nederlander
   Title: President